Exhibit 10.58


                            CREDIT AGREEMENT


                      Dated as of October 8, 1998

                                 among

                   NATIONAL VISION ASSOCIATES, LTD.,

                          BANK OF AMERICA, FSB
                        as Documentation Agent,

                       FIRST UNION NATIONAL BANK,
               as Administrative Agent and Issuing Bank,

                                  and

             THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                            TABLE OF CONTENTS

ARTICLE I  DEFINITIONS ...................................................    1

1.01     Certain Defined Terms............................................    1

1.02     Other Interpretive Provisions....................................   29

1.03     Accounting Principles............................................   30


ARTICLE II  THE CREDITS...................................................   30


2.01     The Revolving Credit.............................................   30

2.02     Loan Accounts....................................................   31

2.03     Procedure for Borrowing..........................................   31

2.04     Conversion and Continuation Elections............................   32

2.05     Voluntary Termination or Reduction of Commitments................   33

2.06     Optional Prepayments.............................................   34

2.07     Mandatory Prepayments of Loans...................................   34

2.08     Interest.........................................................   35

2.09     Fees.............................................................   36

2.10     Computation of Fees and Interest.................................   37

2.11     Payments by the Company..........................................   38

2.12     Payments by the Banks to the Administrative Agent................   39

2.13     Sharing of Payments, Etc.........................................   39

2.14     Security.........................................................   40

2.15     Swingline Loans..................................................   40

ARTICLE III  THE LETTERS OF CREDIT........................................   43

3.01     The Letter of Credit Subfacility.................................   43

3.02     Issuance, Amendment and Renewal of Letters of Credit.............   44

3.03     Risk Participations, Drawings and Reimbursements.................   46

3.04     Repayment of Participations......................................   47

3.05     Role of the Issuing Bank.........................................   48

3.06     Obligations Absolute.............................................   49

3.07     Cash Collateral Pledge...........................................   50

3.08     Letter of Credit Fees............................................   50

3.09     Uniform Customs and Practice.....................................   50

ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY........................   51

4.01     Taxes............................................................   51

4.02     Illegality.......................................................   52

4.03     Increased Costs and Reduction of Return..........................   52

4.04     Funding Losses...................................................   53

4.05     Inability to Determine Rates.....................................   54

4.06     Certificates of Banks............................................   54

4.07     Substitution of Banks............................................   54

4.08     Survival.........................................................   55

ARTICLE V   CONDITIONS PRECEDENT..........................................   55

5.01     Conditions of Closing Loans......................................   55

5.02     Conditions to Initial Loans......................................   57

5.03     Conditions to All Borrowings.....................................   59

5.04     Conditions Subsequent............................................   60

ARTICLE VI REPRESENTATIONS AND WARRANTIES.................................   61

6.01     Corporate Existence and Power....................................   61

6.02     Corporate Authorization; No Contravention........................   62

6.03     Governmental Authorization.......................................   62

6.04     Binding Effect...................................................   62

6.05     Litigation.......................................................   63

6.06     No Default ......................................................   63

6.07     ERISA Compliance.................................................   63

6.08     Use of Proceeds; Margin Regulations..............................   64

6.09     Title to Properties..............................................   64

6.10     Taxes............................................................   64

6.11     Financial Condition .............................................   65

6.12     Environmental Matters............................................   65

6.13     Collateral Documents.............................................   66

6.14     Regulated Entities...............................................   67

6.15     No Burdensome Restrictions.......................................   67

6.16     Copyrights, Patents, Trademarks and Licenses, Etc................   67

6.17     Subsidiaries.....................................................   68

6.18     Insurance........................................................   68

6.19     Solvency.........................................................   68

6.20     Swap Obligations.................................................   68

6.21     Full Disclosure..................................................   68

6.22     Accounts and Inventory...........................................   69

6.23     Leases...........................................................   69

6.24     Compliance With Laws.............................................   70

6.25     Year 2000 Compatibility..........................................   70

6.26     Material Contracts...............................................   70

ARTICLE VII  AFFIRMATIVE COVENANTS........................................   71

7.01     Financial Statements.............................................   71

7.02     Certificates; Other Information..................................   72

7.03     Notices..........................................................   73

7.04     Preservation of Corporate Existence, Etc.........................   75

7.05     Maintenance of Property..........................................   75

7.06     Insurance........................................................   76

7.07     Payment of Obligations...........................................   76

7.08     Compliance with Laws.............................................   77

7.09     Compliance with ERISA............................................   77

7.10     Inspection of Property and Books and Records.....................   77

7.11     Environmental Laws...............................................   77

7.12     Use of Proceeds..................................................   78

7.13     Further Assurances...............................................   78

7.14     Bank Accounts....................................................   78

7.15     Inventory in Transit.............................................   79

7.16     Year 2000 Compatibility..........................................   79

7.17     Covenants Regarding Formation of Subsidiaries....................   79

ARTICLE VIII  NEGATIVE COVENANTS..........................................   80

8.01     Limitation on Liens..............................................   80

8.02     Disposition of Assets............................................   82

8.03     Consolidations and Mergers.......................................   83

8.04     Loans and Investments............................................   83

8.05     Limitation on Indebtedness.......................................   84

8.06     Transactions with Affiliates.....................................   85

8.07     Use of Proceeds..................................................   85

8.08     Contingent Obligations...........................................   85

8.09     Joint Ventures...................................................   86

8.10     Restricted Payments..............................................   86

8.11     ERISA............................................................   86

8.12     Change in Business...............................................   87

8.13     Accounting Changes...............................................   87

8.14.    Financial Covenants..............................................   87

8.15.    Amendments.......................................................   88

8.16.    Managed Care Contracts...........................................   88

8.17     No Other Negative Pledges........................................   89

ARTICLE IX EVENTS OF DEFAULT..............................................   89

9.01     Event of Default.................................................   89

9.02     Remedies.........................................................   92

9.03     Specified Swap Contract Remedies.................................   92

9.04     Rights Not Exclusive.............................................   92

9.05     Application of Payments..........................................   93

ARTICLE X  THE AGENTS.....................................................   93

10.01     Appointment and Authorization: Agents...........................   93

10.02     Delegation of Duties............................................   94

10.03     Liability of Agents ............................................   94

10.04     Reliance by Agents .............................................   94

10.05     Notice of Default...............................................   95

10.06     Credit Decision ................................................   95

10.07     Indemnification of Agent .......................................   96

10.08     Agents in Individual Capacity ..................................   96

10.09     Successor Agents................................................   97

10.10     Withholding Tax.................................................   97

10.11     Collateral Matters..............................................   99

ARTICLE XI  MISCELLANEOUS ................................................  100

11.01     Amendments and Waivers..........................................  100

11.02     Notices ........................................................  101

11.03     No Waiver; Cumulative Remedies..................................  101

11.04     Costs and Expenses..............................................  101

11.05     Company Indemnification.........................................  102

11.06     Marshaling; Payments Set Aside..................................  103

11.07     Successors and Assigns..........................................  104

11.08     Assignments, Participations, Etc................................  104

11.09     Confidentiality ................................................  106
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11.10     Set-off.........................................................  106

11.11     Automatic Debits of Fees........................................  107

11.12     Notification of Addresses, Lending Offices, Etc.................  107

11.13     Counterparts ...................................................  107

11.14     Severability....................................................  107

11.15     No Third Parties Benefitted ....................................  107

11.16     Governing Law and Jurisdiction..................................  107

11.17     Waiver of Jury Trial ...........................................  108

11.18     Entire Agreement ...............................................  108

SCHEDULES

Schedule C-1     Commitments
Schedule 6.05    Litigation
Schedule 6.11    Permitted Liabilities
Schedule 6.12    Environmental Matters
Schedule 6.17    Subsidiaries and Minority Interests
Schedule 6.18    Insurance Matters
Schedule 6.26    Material Contracts
Schedule 7.14    Deposit and Investment Accounts
Schedule 8.01    Permitted Liens
Schedule 8.05    Permitted Indebtedness
Schedule 8.08    Contingent Obligations
Schedule 11.02   Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A    Form of Assignment of Notes
Exhibit B    Form of Borrowing Base Certificate
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Promissory Note
Exhibit E    Form of Notice of Borrowing
Exhibit F    Form of Notice of Conversion/Continuation
Exhibit G    Form of Pledge Agreement
Exhibit H    Form of Security Agreement
Exhibit I    Form of Subsidiary Guaranty
Exhibit J    Form of Subsidiary Pledge Agreement
Exhibit K    Form of Subsidiary Security Agreement
Exhibit L    Form of Landlord's Consent
Exhibit M    Form of Credit Card Agreement
Exhibit N    Form of Wal-Mart Lease
Exhibit O    Form of Sam's Wholesale Club Lease
Exhibit P    Form of Lease Agreement with Fred Meyer, Inc.
Exhibit Q    Form of Assignment and Acceptance
                      CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of October 8, 1998, among National Vision Associates, Ltd., a Georgia corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), First Union National Bank, as issuing bank (the "Issuing Bank"), Bank of America, FSB, as documentation agent for the Banks (the "Documentation Agent") and First Union National Bank, as administrative agent for the Banks (the "Administrative Agent").

     WHEREAS, the Banks have agreed to make available to the Company a secured revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                               ARTICLE I

                              DEFINITIONS


Section 1.01.   Certain Defined Terms.

The following terms have the following meanings:

          "Account" means, with respect any Person, any account of such Person and any other right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

          "Account Debtor" shall mean any Person who is obligated under an Account.

          "Account Designation Letter" means a letter from the Company to the Administrative Agent, duly completed and signed by a Responsible Officer and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Company may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity. The term "Acquisition" shall not include the formation by the Company of a new Subsidiary provided that its Investment therein does not violate Section 8.04 hereof.

          "Adjusted EBITDA" means, with respect to the Company on a consolidated basis with its Subsidiaries for any period, the sum of, without duplication, (a) EBITDA of the Company on a consolidated basis with its Subsidiaries, (b) with respect to any Person or substantially all of the assets of a Person (including New West and Frame-n-Lens) that became a Subsidiary of, or was merged with or consolidated into, the Company during such period, the EBITDA of such Person or the EBITDA attributable

     to such assets for such period, (c) at the option of the Banks, any non-recurring financing charges that were deducted from Net Income in determining EBITDA for such period, and (d) the non-realized synergies (not otherwise included in the calculation of EBITDA) for such period. For purposes of this definition, non-realized synergies shall be deemed to be (i) $5,000,000 with respect to the calculation of Adjusted EBITDA for the four fiscal quarters ending closest to September 30, 1998, (ii) $5,000,000 with respect to the calculation of Adjusted EBITDA for the four fiscal quarters ending closest to December 31, 1998, (iii) $3,750,000 with respect to the calculation of Adjusted EBITDA for the four fiscal quarter ending closest to March 31, 1999, (iv) $2,500,000 with respect to the calculation of Adjusted EBITDA for the four fiscal quarters ending closest to June 30, 1999, and (v) $1,250,000 with respect to the calculation of Adjusted EBITDA for the four fiscal quarters ending closest to September 30, 1999.

          "Administrative Agent" means First Union in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under Section 10.09.

          "Administrative Agent-Related Persons" means First Union and any successor administrative agent arising under Section 10.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Administrative Agent's Payment Office" means the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify.

          "Affected Bank" has the meaning set forth in Section 4.07.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agents" means the Administrative Agent and the Documentation Agent.

          "Aggregate Revolving Credit Obligations" shall mean, as of any particular time, the sum of (a) the Effective Amount of all Loans then outstanding, plus (b) the Effective Amount of all L/C Obligations then outstanding.

          "Aggregate Specified Swap Amount" means, at any time, the sum of all Specified Swap Amounts owing to all Swap Providers.

          "Agreement" means this Credit Agreement, as modified, amended, restated or supplemented from time to time.

          "Applicable Margin" means as of the Closing Date one and three quarters of one percent (1.75%) with respect to Base Rate Loans and three percent (3.00%) with respect to Offshore Rate Loans, to be adjusted based upon the ratio of the Company's and its Subsidiaries (on a consolidated basis) Indebtedness to Adjusted EBITDA for the most recently ended four fiscal quarter period as set forth in the table below:

If the ratio of Indebtedness      The Applicable Margin with         The Applicable Margin with
to Adjusted EBITDA is:            respect to Base Rate Loans is:     respect to Offshore Rate Loans is:
-------------------------------------------------------------------------------------------------------
greater than 4.5 to 1.0                    2.00%                                 3.25%
-------------------------------------------------------------------------------------------------------
less than or equal to 4.5 to               1.75%                                 3.00%
1.0 and greater than 4.0 to
1.0
-------------------------------------------------------------------------------------------------------
less than or equal to 4.0 to               1.50%                                 2.75%
1.0 and greater than 3.5 to
1.0
-------------------------------------------------------------------------------------------------------
less than or equal to 3.5 to               1.25%                                 2.50%
1.0 and greater than 3.0 to
1.0
-------------------------------------------------------------------------------------------------------
less than or equal to 3.0 to               1.00%                                 2.25%
1.0 and greater than 2.5 to
1.0
-------------------------------------------------------------------------------------------------------
less than or equal to 2.5 to               0.75%                                 2.00%
1.0 and greater than 2.0 to
1.0
-------------------------------------------------------------------------------------------------------
less than or equal to 2.0 to              0.50%                                  1.75%
1.0
-------------------------------------------------------------------------------------------------------

        The Applicable Margin adjustment provided for in the table set forth above shall be effective (a) with respect to an increase of the Applicable Margin, as of the tenth (10th) Business Day after the day on which financial statements are required to be delivered to the Administrative Agent pursuant to Section 7.01 hereof, and (b) with respect to a decrease in the Applicable Margin, as of the later of (1) the tenth (10th) Business Day after which such financial statements are required to be delivered to the Administrative Agent pursuant to Section 7.01, and (2) the date on which such financial statements are actually delivered to the Administrative Agent; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Company shall have failed to deliver the financial statements and a Compliance Certificate as required by Section 7.01(a) or Section 7.01(b), as the case may be, and
        Section 7.02(b), or if at any time an Event of Default shall have occurred and be continuing, then at the election of the Majority Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of the occurrence of such Event of Default, as the case may be) to the date on which the same shall

        have been delivered (or such Event of Default cured or waived, as the case may be), each Applicable Margin shall be determined in accordance with the above matrix as if the ratio of the Company's Indebtedness to Adjusted EBITDA for the most recently ended four fiscal quarter period were greater than or equal to 4.5 to 1.0 (notwithstanding the actual ratio).

             "Appraisal" means a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to the Banks, and applicable internal policies of the Administrative Agent, undertaken by an independent appraisal firm satisfactory to the Administrative Agent and the Majority Banks, and providing an assessment of fair market value of a parcel or property, and taking into account any and all Estimated Remediation Costs.

             "Arizona Property" means the real property of New West at 2104 West Southern Avenue, Tempe, Arizona.

             "Assignee" has the meaning specified in subsection 11.08(a).

             "Assignment of Notes" means that certain Assignment of Notes between the Company and the Administrative Agent, and acknowledged by Mexican Vision Associates Operadora S. de R.L. de C.V., substantially in the form of Exhibit A.

                "Attorney Costs" means and includes all actual and reasonable fees and disbursements of any law firm or other external counsel, the allocated actual and reasonable cost of internal legal services and all reasonable disbursements of internal counsel.

                "Available Loan Commitment" shall mean, as of any particular time, (a) the amount of the Commitment minus (b) the Aggregate Revolving Credit Obligations then outstanding.

                "Bank" means the institutions specified as such in the introductory clause hereto. Unless the context otherwise clearly requires, "Bank" includes any such institution in its capacity as Swap Provider, Issuing Bank or Swingline Bank, as applicable. Unless the context otherwise clearly requires, references to any such institution as a "Bank" shall also include any of such institution's Affiliates that may at any time of determination be Swap Providers.

                "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

                "Base Rate" means the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus one half of one percent (0.5%) per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

                "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

                "Blocked Account Agreement" means that certain Blocked Account Agreement of even date herewith among the Company, First Union and the Administrative Agent, in form and substance satisfactory to the Banks.

                "BofA" means Bank of America, FSB.

                "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

                "Borrowing Base" shall mean, at any particular time, the remainder of --

                 (I) the lesser of:

                     (a)  Seventy-Five Percent (75%) of Adjusted
        EBITDA for the most recent twelve months for which financial statements have been provided to the Banks pursuant to Section 7.01; and

                     (b)  the sum of --

                          (i) eighty percent (80%) of the Eligible
        Accounts; plus
                          (ii)  fifty percent (50%) of the Value of
        Eligible Inventory; minus,

                 (II) such reserves that the Majority Banks may reasonably deem necessary or appropriate from time to time.


                The Borrowing Base will be determined from time to time within three Business Days after the Administrative Agent's receipt of the documents referred to in Section 7.02(e), (f) and
        (g) hereof. The Company acknowledges and agrees that unless and until a Landlord Consent has been delivered to the Administrative Agent for any laboratory site the value of Inventory located at such site shall be excluded from the Borrowing Base or, at the discretion of the Banks, a reserve shall be deducted from the Borrowing Base in an amount reasonably determined by the Administrative Agent as appropriate to cover any landlord Liens which may be assessed against such Inventory.

                "Borrowing Base Certificate" means a document substantially in the form of Exhibit B hereto, with appropriate insertions, or such other form as shall be acceptable to the Agents, as it may be amended or modified from time to time.

                "Borrowing Base Deficiency" shall mean any condition wherein the Aggregate Revolving Credit Obligations exceed the Borrowing
        Base as set forth on the most recent Borrowing Base Certificate delivered to the Administrative Agent or as otherwise determined by the Administrative Agent.

                "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

                "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Atlanta, Georgia or Charlotte, North Carolina are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                "Capitalized Lease Obligations" shall mean, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date as determined in accordance with GAAP.

                "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Documentation Agent, the Issuing Bank and the Banks, as additional collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agents and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Administrative Agent, for the benefit of the Administrative Agent, the Documentation Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at First Union.

                "CERCLA" has the meaning specified in the definition of "Environmental Laws."

                "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of all classes of stock then outstanding of the Company entitled to vote in the election of directors or (b) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

                "Clean-Up Date" has the meaning set forth in Section 2.15(d)

                "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks (or, in the case of subsection 5.01(e), waived by the Person entitled to receive such payment).

                "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

                "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company or any Restricted Subsidiary in or upon which a Lien to secure any or all of the Obligations now or hereafter exists in favor of the Banks, or the Administrative Agent on behalf of the Banks, pursuant to the Collateral Documents.

                "Collateral Documents" means, collectively, (i) the Security Agreement, any Mortgages, the Pledge Agreement, the Assignment of Notes, the Subsidiary Guaranty, the Subsidiary Security
        Agreement, they Blocked Account Agreement, the Credit Card Agreements, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company or any Restricted Subsidiary and the Banks or the Administrative
        Agents for the benefit of the Banks now or hereafter delivered to the Banks or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company or any Restricted Subsidiary as debtor in favor of the Banks or the Administrative Agent for the benefit of the Banks as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

                "Collections" means all cash, checks, notes, instruments, and other items of payment (including but not limited to insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                "Commitment" shall mean the several obligations of the Banks to advance the aggregate amount of up to $25,000,000 to the Company on or after the Agreement Date, in accordance with their respective Pro Rata Shares, pursuant to the terms hereof, and as such amount may be reduced from time to time, pursuant to the terms hereof. As of the Closing Date, each Bank's several Commitment is set forth on Schedule C-1.

                "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

                "Concentration Account" means the account of the Company maintained at First Union covered by the Blocked Account
        Agreement.

                "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the
        "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
        (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.

                "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                "Credit Card Agreement" means each letter agreement between the Company and a credit card processor, substantially in the form of Exhibit M.

                "Credit Extension" means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

                "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 8.02(a) or 8.02(b), operating leases or subleases entered into in the ordinary course of business or Investments permitted under Section 8.04 or Liens permitted under Section 8.01, and (ii) the sale or transfer to any Person (other than the Company or any Restricted Subsidiary) by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person.

                "Documentation Agent" means BofA in its capacity as document ation agent for the Banks hereunder, and any successor documentation agent arising under Section 10.09.

                "Documentation Agent-Related Persons" means BofA and any successor documentation agent arising under Section 10.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                "Dollars", "dollars" and "$" each mean lawful money of the United States.

                "Dormant Subsidiaries" means International Vision Associates of Ontario, Ltd., a Georgia corporation, and International Vision Associates of Canada Ltd., a Georgia corporation.

                "EBIRTDA" means, with respect to any Person on a consolidated basis for any period, Adjusted EBITDA of such Person, plus, to the extent deducted in computing Net Income for such period, rent and other occupancy expenses paid on account of all operating leases of any type (including equipment and real estate) and license agreements. Unless the context clearly provides otherwise, any reference to EBIRTDA in this Agreement shall be to the EBIRTDA of the Company and its Subsidiaries on a consolidated basis.

                "EBITDA" means, with respect to the Company on a consolidated basis with its Subsidiaries for any period, the Net Income of such Person for such period, (a) plus, without duplication and to the extent deducted in computing Net Income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, and (iv) other non-cash charges reasonably acceptable to the Majority Banks, (b) minus, to the extent included in Net Income for such period, extraordinary gains; provided, however, that the EBITDA with respect to any Person or substantially all of the assets of a Person (including New West and Frame-n-Lens) that became a Subsidiary of, or was merged with or consolidated into, the Company during such period shall include the EBITDA of such Person or the EBITDA attributable to such assets for such period.

                "Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of

        such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

                "Eligible Account" means an Account owing to the Company or a Restricted Subsidiary which meets the following requirements:


                (a) (i) with respect to any Account owed by an Account Debtor under a managed care contract, such Account must not be unpaid on the date that is one hundred twenty (120) days after its due date, and with respect to any account owed by any other Account Debtor, such Account must not be unpaid on the date that is ninety (90) days after its due date;

                (b)        it is not a credit card Account;

                (c) it is genuine and in all respects what it purports to be;

                (d) it arises from the sale of goods or rendition of services by the Company or a Restricted Subsidiary; and (i) such goods or services comply with such Account Debtor's specifi-cations (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor and (ii) the Company or the Restricted Subsidiary, as applicable, has possession of, or if requested by the Administrative Agent or the Majority Banks, has delivered to the Administrative Agent, shipping and delivery receipts evidencing such shipment, delivery and acceptance;

                (e) it is payable in the United States and in United States currency;

                (f) it (a) is evidenced by an invoice rendered to the Account Debtor with respect thereto which
                           (i) is dated not earlier than the date of shipment or performance and (ii) has payment terms which are acceptable to the Majority Banks, which payment terms existing on and disclosed to the Banks prior to the Agreement Date are acceptable to the Majority Banks, and
                           (b) does not constitute service charges, chargebacks, memo billings or ineligible credit column balances;

                (g) it is not subject to any assignment, claim or Lien, other than a Lien in favor of the Administrative Agent and any Permitted Liens junior to the Liens in favor of the Administrative Agent;

                (h)        it is a valid, legally enforceable and
                           unconditional obligation of the Account Debtor with respect thereto, and is not subject to setoff, counterclaim, credit or allowance or adjustment by the Account Debtor with respect

                           thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account or offered or attempted to return any of such goods (but only to the extent of such setoff, counterclaim, credit, allowance, adjustment, claim, refusal or return);

                (i) there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor's financial condition, or in its ability to pay any Account in full when due;

                (j) the Account Debtor with respect thereto is not the Company or a Subsidiary of the Company or an Affiliate or an employee or agent of any of the foregoing;

                (k) the Account Debtor with respect thereto is located within the United States of America, unless the sale of goods giving rise to the Account is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Majority Banks;

                (l) it is not an Account arising from a "sale on approval," "sale or return" or "consignment," or subject to any other repurchase or return agreement;

                (m) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company, any Subsidiary of the Company, or any Affiliate of any of the fore-going (or by any agent or custodian of any of the foregoing) for the account of or subject to further and/or future direction from the Account Debtor thereof;

                (n) it is not an Account which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Loan Document relating directly or indirectly to the Company's and its Subsidiaries' Accounts;

                (o) the Account Debtor thereunder is not located in West Virginia, New Jersey or Minnesota;
                           provided, however, that such restriction shall not apply to an Account if at the time the Account was created and at all times thereafter
                           (a) the Company or Restricted Subsidiary, as applicable, had filed and has maintained effective a current Notice of Business
                           Activities Report with the appropriate
                           office or agency of the State of West Virginia, New Jersey or Minnesota, as applicable, or (b) the Company or Restricted Subsidiary, as applicable, was and has continued to be exempt from the filing of such report and has provided the Administrative Agent with satisfactory evidence thereof;

                (p) it arises in the ordinary course of Company's or a Restricted Subsidiary's (as applicable) business;
                (q) if the Account Debtor is the United States of America or any department, agency or instru-mentality thereof, the Company or Restricted Subsidiary, as applicable, has assigned its right to payment of such Account to the Adminis-trative Agent pursuant to the Assignment of Claims Act of 1940, as amended;

                (r) such Account, together with all other Accounts for which the Account Debtor is a state or local government, or a department, agency or instrumentality thereof unless (a) the Account is subject to assignment under and pursuant to a state or local law which is analogous to the Federal Assignment of Claims Act of 1940, as amended, and (b) Company has assigned its right to payment of such Account pursuant to such state or local law;

                (s) it is not owed by an Account Debtor whose invoices representing 50% or more of the unpaid net dollar amount of all Accounts from such Account Debtor are unpaid more than the number of days after the date of such invoices set forth in subsection (a) above for such Accounts;

                (t) if the Majority Banks in their reasonable discretion have established a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor,including such Account, does not exceed such credit limit; and

                (u) it is not evidenced by chattel paper or an instrument.

        An Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Majority Banks at any time hereafter determine in their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account shall forthwith cease to be an Eligible Account.

                "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;
        (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank,
        (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or
        (iii) a Person of which a Bank is a Subsidiary.

                "Eligible Inventory" means Inventory owned by the Company or a Restricted Subsidiary which meets the following requirements:

                (a) it is not subject to any assignment, claim or Lien, other than a Lien in favor of the Administrative Agent and any other Permitted Lien junior to the Liens in favor of the Administrative Agent;

                (b) it is (a) raw materials or finished goods Inventory which is held for sale, (b) new and unused and (c) not Inventory classified by the Company or a Restricted Subsidiary, as applicable, on its general ledger, prepared in a manner consistent with the Company's and its Restrictive Subsidiaries' general ledgers disclosed to the Administrative Agent and the Banks prior to the Closing Date, as either "close out" or "discontinued"

                         Inventory and which "close out" or "discontinued" Inventory has been owned by the Company or its Restricted Subsidiary for an aggregate of more than 6 months after being so classified;

                (c) it is in the possession and control of the Company, a Restricted Subsidiary or any of their respective agents, as applicable; provided, however, that if it is stored on premises leased to the Company or a Restricted Subsidiary, the Documentation Agent is in possession of a Landlord's Consent duly executed by the owner of such premises;

                (d) if it is in the possession or control of a bailee, warehouseman, consignee, processor or other Person other than the Company or a Restricted Subsidiary, the Documentation Agent is in possession of such agreements, instruments and documents as the Agents may require (each in form and content acceptable to the Agents and duly executed, as appropriate, by the bailee, warehouseman, consignee, processor or other Person in possession or control of such Inventory, as applicable) including but not limited to warehouse receipts in the Administrative Agent's name covering such Inventory and a Landlord's Consent or other similar consent, as applicable;

                (e) it is not Inventory which is dedicated to or, identifiable with, or is otherwise specifically to be used in the manufacture of, goods which are to be sold to the United States of America or any department, agency or instrumentality thereof and in respect of which Inventory, Company shall have received any progress or other advance payment which is or may be credited or set off against any Account generated upon the sale or lease of any such goods;

                (f) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. Section 215 or any successor statute or section;

                (g) it is not Inventory bearing a servicemark, trademark or name of any Person other than the Company or a Restricted Subsidiary, unless it is Inventory which is sold to the Company or a Restricted Subsidiary in the ordinary course of the Company's or a Restricted Subsidiary's, as the case may be, business for distribution and is not subject to any licensing, patent, royalty, trademark, tradename or copyright agreement between the Company or a Restricted Subsidiary, as the case may be, and any other Person which prohibits the Administrative Agent's sale or other disposition of such Inventory pursuant to Loan Documents;

                (h)      it is not (i) packaging, packing or shipping materials,
                         (ii) goods used in connection with maintenance or repair of the Company's or a Restricted Subsidiary's business, properties or assets, (iii) general supplies,
                         (iv) raw materials in the possession or control of a processor or finisher or (v) work in process;

                (i) it is not Inventory which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Loan Document relating directly or indirectly to the Company's or a Restricted Subsidiary's Inventory;

                (j) it is not excessively slow moving or otherwise unacceptable due to age, type, category, quality and/or quantity, as determined by the Majority Banks in their reasonable discretion; and

                (k) if it is Inventory purchased from a vendor outside of the United States of America and the Company or a Restricted Subsidiary has title to such Inventory, (a) it is in transit from the vendor thereof ("In Transit Inventory"), and not from another location outside of the United States of any Inventory of the Company or a Restricted Subsidiary, (b) it is properly insured (as determined by the Administrative Agent in its reasonable discretion) and covered by appropriate shipping documents or other documents of title which have been delivered to the Administrative Agent, and
                         (c) all of the requirements set forth in Section 7.15 with respect thereto have been satisfied.

        Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

                "Eligible Letters of Credit" shall mean any outstanding Letter of Credit issued by the Issuing Bank on behalf of the Company in connection with Inventory purchased from a vendor outside of the United States of America by the Company in the ordinary course of business.

                "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company or any Subsidiary.

                "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements

        with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

                "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

                "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to
        Section 412 of the Code).

                "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA
        Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

                "Estimated Remediation Costs" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

                "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

                "Event of Default" means any of the events or circumstances specified in Section 9.01.

                "Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain with respect to such property; or (c) any actual condemnation, seizure or taking,

        by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

                "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

                "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

                "Fee Letters" has the meaning specified in subsection
        2.09(a).

                "First Union" means First Union National Bank.

                "Foreign Subsidiary" means any Subsidiary of the Company which is organized or incorporated under the laws of a jurisdiction other than the United States or any state or territory thereof.

                "Frame-n-Lens" means Frame-n-Lens Optical, Inc., a California corporation.

                "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

                "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

                "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank
        (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any

        corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

                "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

                "In Transit Inventory" has the meaning ascribed to such term in clause (k) of the definition of Eligible Inventory.

                "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services(other than trade payables entered into and other accrued liabilities arising in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments (other than a letter of credit relating to a trade payable that is not considered Indebtedness hereunder); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations;
        (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;
        and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include (i) all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member; and (ii) to the extent not otherwise included, all obligations of any Person under any Swap Contract.

                "Indemnified Liabilities" has the meaning specified in
        Section 11.05.

                "Indemnified Person" has the meaning specified in Section
        11.05.

                "Indenture" means that certain Indenture dated as of October 8, 1998 among the Company, as issuer, the guarantors named therein and State Street Bank and Trust company, as trustee, in form and substance satisfactory to the Agents.

                "Independent Auditor" has the meaning specified in subsection 7.01(a).

                "Insolvency Proceeding" means, with respect to any Person,
        (a) any case, action or proceeding with respect to such Person

        before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or
        (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                "Interest Expense" means, with respect to any Person on a consolidated basis for any period, interest expense and loan fees determined in accordance with GAAP, and including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations. Unless the context clearly provides otherwise, any reference to Interest Expense in this Agreement shall be to the Interest Expense of the Company and its Restricted Subsidiaries on a consolidated basis.

                "Interest Payment Date" means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan; provided, however, that if any Interest Period for a Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

                "Interest Period" means the period commencing on the Borrowing Date of such Loan or on the Conversion / Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion / Continuation;

        provided that:

                (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

           (iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

                "Inventory" means, with respect to any Person, any and all such Person's goods (including, without limitation, goods in transit), wheresoever located which are or may at any time be in transit to such Person, leased by such Person to a lessee, held for sale or lease, furnished under any contract of service, or held as raw materials, work in process, or supplies or materials used or consumed in such Person's business, or which are held for use in connection with the manufacture, packaging, packing,

        shipping, advertising, selling or finishing of such goods, and all goods of such Person the sale or other disposition of which has given rise to an Account, contract right, general intangible, instrument or chattel paper which are returned to and/or repossessed and/or stopped in transit by such Person or the Administrative Agent or any Bank or any agent or bailee of any of them, and all documents of title or other documents representing the same.

                "Investments" has the meaning specified in Section 8.04.

                "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                "Issuance Date" has the meaning specified in subsection
        3.01(a).

                "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

                "Issuing Bank" means First Union in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.01(b) or Section 10.09.

                "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person (other than the Company or one of its Restricted Subsidiaries) in order to conduct a common venture or enterprise with such Person.

                "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

                "L/C Amendment Application" means an application form for amendment of outstanding letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

                "L/C Application" means an application form for issuances of letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

                "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 3.03(c).

                "L/C Commitment" means the commitment of the Issuing Bank to issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of $10,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05; provided that the L/C Commitment is apart of the combined Commitments of the Banks, rather than a separate,independent commitment.

                "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the

        amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

                "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

                "Landlord's Consent" means a Landlord's Waiver and Consent substantially in the form of Exhibit L, with appropriate insertions, or such other form as shall be acceptable to the Agents, as it may be
        amended or     modified from time to time, pursuant to which any owner
        or a premises at which Inventory is located acknowledges the existence and priority of the Administrative Agent's Lien thereon.

                "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending
        Office" or "Offshore Lending Office", as the case may be, on Schedule 11.02, or such other office or offices as the Bank may from time to time notify the Company and the Administrative Agent.

                "Letters of Credit" means any letters of credit (whether standby letters of credit) Issued by the Issuing Bank pursuant to
        Article III.

                "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a consignor under a true consignment agreement.

                "Loan" means an extension of credit by a Bank to the Company under Article II or Article III in the form of any Revolving Loan, Swingline Loan or L/C Advance, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

                "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the Fee Letters, any documents evidencing or relating to Specified Swap Contracts, and all other documents delivered to the Administrative Agent or any Bank in connection with the transactions contemplated by this Agreement.

                "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments, or, if the Commitments have been terminated and no Loans are then outstanding, Banks then owed a Specified Swap Amount at least 66-2/3% of the Aggregate Specified Swap Amount.

                "Managed Care Subsidiary" shall mean (a) NVAL VisionCare Systems of California, Inc., ProCare Eye Exam, Inc. and NVAL VisionCare


        Systems of North Carolina, Inc. and (b) any other Subsidiary of the Company formed or acquired after the Closing Date whose financial condition or activities are regulated under the laws of any state in connection with its provision of health or vision care products or services (or related administrative services) and shall include, and without limitation, a health maintenance organization (whether single or multi service), third party administrator or any entity similar to any of the foregoing.

                "Margin Stock" means "margin stock" as such term is defined in Regulation U or X of the FRB.

                "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Restricted Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Restricted Subsidiary of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

               "Mortgage" means any deed of trust, mortgage, leasehold mortgage, assignment of rents or other document executed and delivered after the Closing Date creating a Lien on real property or any interest in real property of the Company or any Restricted Subsidiary of the Company in favor of the Administrative Agent.

                "Mortgaged Property" means all property subject to a Lien pursuant to a Mortgage.

                "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

                "Net Income" means, with respect to any Person on a consolidated basis for any period, its net income (or deficit) determined in accordance with GAAP. Unless the context clearly provides otherwise, any reference to Net Income in this Agreement shall be to the Net
        Income of the Company and its Restricted Subsidiaries on a consolidated basis.

               "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) income, sale, use or other transaction taxes paid or payable by such Person as a direct result thereof, and
        (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (d) appropriate amounts to be set aside by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such

        Disposition and retained by the Company or any Restricted Subsidiary, as the case may be, after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environment matters and liabilities under any indemnification obligations associated with such Disposition. " Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (iv) income taxes or other taxes paid or payable as a direct result thereof.

               "New West" means New West Eyeworks, Inc., a Delaware corporation.

                "New West Purchase Agreement" means that certain Agreement and Plan of Merger dated as of July 13 ,1998, as amended as of October 5, 1998, among New West, the Company and NW Acquisition Corp., a Delaware corporation evidencing a purchase price by the Company in an amount not more than $69,000,000, in form and substance satisfactory to the Agents.

                "New West Purchase Documents" means those certain documents executed in connection with the transaction contemplated by the New West Purchase Agreement, in form and substance satisfactory to the Agents.

                "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit D.

                "Notice of Borrowing" means a notice in substantially the form of Exhibit E.

                "Notice of Conversion / Continuation" means a notice in substantially the form of Exhibit F.

              "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Administrative Agent, the Documentation Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

                "Offshore Rate" means, with respect to each Offshore Rate Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to

such Interest Period and in an amount substantially equal to the amount of First Union's Offshore Rate Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

              "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

                "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                "Participant" has the meaning specified in subsection
11.08(d).

                "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

              "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

                "Permitted Liens" has the meaning specified in Section 8.01.

                "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) with respect to any Swap Contract that is not a Specified
Swap Contract, any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 9.01(a)), and (c) a perfected security interest in such Person's rights and interests to and in such Swap Contracts has been granted, and exists, in favor of the Administrative Agent, for the benefit of the Banks, as collateral for the Obligations.

                "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

               "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

                "Pledge Agreement" means that certain Pledge Agreement of even date herewith between the Company and the Administrative Agent, together with any other pledge agreement executed and delivered after the date hereof between the Company and the Administrative Agent, all of such documents substantially in the form of Exhibit G.

                "Pledged Collateral" has the meaning specified in the Pledge Agreement.

              "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment (or Loans if the Commitment is no longer in effect) divided by the combined Commitments (or Loans if the Commitment is no longer in effect) of all Banks.

                 "Purchase Money Indebtedness " means any Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

                 "Qualified Proceeds " means any of the following or any combination of the following: (i) cash, (ii) cash equivalents, (iii) assets that are used or usable in the business of the Company and its Restricted Subsidiary as existing on the Closing Date or a business reasonably related or complimentary thereto and (iv) capital stock of any Person engaged primarily in the business of the Company and its Restricted Subsidiaries as existing on the Closing Date or a business reasonably related or complimentary thereto if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Stock: (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged with or into or transfers or conveys substantially all or all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

                "Reference Bank" means First Union.

                "Replacement Bank" has the meaning specified in Section 4.07.

                "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

               "Reserve Requirement" means, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

                "Responsible Officer" means the chief executive officer, the chief financial officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the controller or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

                "Revolving Loan" has the meaning specified in Section 2.01.

                "Revolving Termination Date" means the earlier to occur of:

             (a)     September 30, 2001; and

             (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

                "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                "Security Agreement" means that certain Security Agreement of even date herewith between the Company and the Administrative Agent, substantially in the form of Exhibit H.

                "Senior Notes" means those certain senior unsecured notes due 2005 issued by the Company pursuant to the Indenture, which notes, among other things, (i) may not accrue interest at a rate in excess of twelve and three quarters of one percent (12.75%) per annum (ii) may not yield to the holders thereof upon issuance a rate of return in excess of thirteen percent (13%) per annum, (iii) must generate at least $123,000,000 of proceeds to the Company (after deducting original issue discount from the gross proceeds thereof) and (iv) must at all times be unsecured obligations of the Company, in form and substance satisfactory to the Agents.

                "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

                "Specified Swap Amount" means, at any time, in respect of Specified Swap Contracts to which any Swap Provider is party, the Swap Termination Value relating thereto; provided that for purposes of this definition, any Swap Termination Value that is negative as to (i.e., owing by) any Swap Provider shall be deemed equal to zero (0).

               "Specified Swap Contract" means any Swap Contract made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company and any Swap Provider which Swap Contract is or was intended by the Company to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any Loan (which intent shall conclusively be deemed to exist if the Company so represents to the Swap Provider in writing), and as to which the final scheduled payment by the Company is not later than the Revolving Termination Date.

                "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                "Subsidiary Guaranty" means that certain Subsidiary Guaranty of even date herewith executed and delivered by the Restricted Subsidiaries in favor of the Administrative Agent, together with any other subsidiary guaranty executed or delivered after the date hereof, all of such documents substantially in the form of Exhibit I.

                 "Subsidiary Pledge Agreement" means that certain Subsidiary Pledge Agreement of even date herewith between Frame-n-Lens and the Administrative Agent, together with any other subsidiary pledge agreement executed and delivered after the date hereof, all of such documents substantially in the form of Exhibit J.

                "Subsidiary Security Agreement" means that certain Subsidiary Security Agreement of even date herewith among the Restricted Subsidiaries and the Administrative Agent, together with any other subsidiary security agreement executed and delivered after the date hereof, all of such documents substantially in the form of Exhibit K.

                "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

                "Swap Contract" means any agreement now existing or hereafter entered into, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

                "Swap Provider" means any Bank, or any Affiliate of any Bank, that is at the time of determination party to a Swap Contract with the Company.

                "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank.) "Swingline Bank" means First Union.

                "Swingline Commitment" has the meaning specified in Section 2.15(a).

                "Swingline Loan" has the meaning specified in Section 2.15(a).

                "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a Lending Office.

                "Tender Offer" means the cash tender offer commenced by the Company on July 20, 1998 for all of the shares of common stock of New West at a cash purchase price of $11.50 per share.

                "Type" has the meaning specified in the definition of "Loan."

                "UCC" means the Uniform Commercial Code as in effect in the State of Georgia.

                "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                "United States" and "U.S." each means the United States of America.

                "Unrestricted Subsidiaries" means the Foreign Subsidiaries, the Managed Care Subsidiaries and each other direct or indirect Subsidiary of the Company designated as an "Unrestricted Subsidiary" by the Company and such designation is consented to by the Majority Banks; provided, however, that each Managed Care Subsidiary existing on the Closing Date shall use its reasonable efforts to obtain the approval of

        the requisite regulatory entity for it to become a Restricted Subsidiary as promptly as practicable after the Closing Date and each Person which becomes a Managed Care Subsidiary after the Closing Date shall use its reasonable efforts to obtain the requisite regulatory approval for it to become a Restricted Subsidiary as promptly as applicable after it becomes a Managed Care Subsidiary; provided further that with regard to any domestic Subsidiary of the Company formed after the Closing Date which is or seeks to become a Managed Care Subsidiary such Subsidiary's obligations as a Restricted Subsidiary under a Subsidiary Guaranty, Subsidiary Security Agreement and Subsidiary Pledge Agreement (if applicable) to be issued pursuant to Section 7.17 of this Agreement shall only become effective if (a) the approval of the requisite regulatory entity is obtained (if such approval is required) and (b) the granting of the Subsidiary Guaranty, Subsidiary Security Agreement and Subsidiary Pledge Agreement (if applicable) by such Subsidiary shall not have a material adverse effect upon the business, operations, assets, condition (financial or otherwise) or prospects of such Subsidiary (a "material adverse effect"); provided that if a Subsidiary Guaranty, Subsidiary Security Agreement and Subsidiary Pledge Agreement (if applicable) is not issued by such Subsidiary in reliance on the provisions of this clause (b), the Company shall deliver an officers' certificate to the Administrative Agent stating that the granting of such Subsidiary Guaranty, Subsidiary Security Agreement and Subsidiary Pledge Agreement (if applicable) would have a material adverse effect, and provided, further that such obligation under the Subsidiary
        Guaranty shall be limited to the maximum amount which such Subsidiary would be permitted to declare or pay as a dividend in compliance with the applicable rules or regulations of, or undertakings made to, any regulatory entity having jurisdiction and authority over such Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary hereunder if it is a "Guarantor" as defined in the Indenture as in effect on the Closing Date.

                "Value of the Eligible Inventory" shall mean, at any particular date, the lower of the fair market value of the Eligible Inventory or its cost, valued in accordance with the "First-In, First-Out" method of accounting.

                "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law, or other nominal interests in the case of any Foreign Subsidiary) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case,at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

Section 1.02  Other Interpretive Provisions.

                         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                         (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                         (c)  (i)     The term "documents" includes any and all
                instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                         (ii) The term "including" is not limiting and means "including without limitation."

                         (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                         (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

                         (d)      Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                         (e)      The captions and headings of this Agreement
are for convenience of reference only and shall not affect the interpretation of this Agreement.

                         (f)      This Agreement and other Loan Documents may
use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent, Documentation Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

                         (g)      This Agreement and the other Loan Documents
are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Documentation Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks, the Documentation Agent or the Administrative Agent merely because of the Administrative
Agent's, the Documentation Agent's or Banks' involvement in their preparation.

Section 1.03     Accounting Principles.

                         (a)      Unless the context otherwise clearly requires,
all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                         (b)      References herein to "fiscal year" and "fiscal
quarter" refer to such fiscal periods of the Company.

                                  ARTICLE II

                                  THE CREDITS

Section 2.01  The Revolving Credit.

        Each Bank severally agrees, on the terms and conditions set forth herein, in accordance with its Pro Rata Share and not jointly, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Borrowing Base and (ii) the Commitment; provided, however, that the aggregate amount of the Loans advanced and Letters of Credit issued on the date of the initial Borrowing shall not exceed $10,000,000. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this section 2.01, prepay under
Section 2.06 and reborrow under this section 2.01.

Section 2.02  Loan Accounts.

              (a) The Loans made by each Bank and the Swingline Bank and Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more loan accounts or records maintained by such Bank, Swingline Bank or the Issuing Bank in the ordinary course of business. The accounts or records maintained by the Administrative Agent, each Bank and the Swingline Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks and the Swingline Bank to the Company and the Letters of Credit issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
              (b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank or the Swingline Bank, as the case may be, may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank or the Swingline Bank, as the case may be, shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank or the Swingline Bank, as the case may be, is irrevocably authorized by the Company to endorse its Note(s) and each Bank's or Swingline Bank's, as the case may be, record shall be conclusive absent manifest error; provided, however, that the failure of a Bank or the Swingline Bank, to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank or the Swingline Bank.

Section 2.03  Procedure for Borrowing.

              (a) Each Borrowing of Revolving Loans shall be made upon the Company's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 a.m. (Charlotte, North Carolina time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and
(ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof;

                (B) the requested Borrowing Date, which shall be a Business Day;

                (C)     the Type of Loans comprising the Borrowing;

                (D) that the Loans requested are Revolving Loans (rather than Swingline Loans); and

                (E) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one (1) month.

[provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina time) on the Closing Date and such Borrowing will consist of Base Rate Loans only.

              (b) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing or Revolving Loans and of the amount of such Bank's Pro Rata Share of that Borrowing.

              (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office by 11:00 a.m. (Charlotte, North Carolina time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The Company hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Responsible Officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Company may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

              (d) After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

Section 2.04  Conversion and Continuation Elections.

              (a)      The Company may, with respect to Revolving
Loans, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b):

                         (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable

                Interest Period, in the case of any other Type of Revolving Loans, to convert any such Revolving Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Revolving Loans of any other Type; or

                         (ii) elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Revolving Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

                    (b) The Company shall deliver a Notice of Conversion / Continuation to be received by the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina time) at least (i) three
Business Days in advance of the Conversion / Continuation Date, if the Revolving Loans are to be converted into or continued as Offshore Rate
Loans; and (ii) one Business Day in advance of the Conversion /
Continuation Date, if the Revolving Loans are to be converted into Base Rate Loans, specifying:

                                 (A)     the proposed Conversion / Continuation
                Date;

                                 (B) the aggregate amount of Revolving Loans to be converted or continued;

                                 (C) the Type of Revolving Loans resulting from the proposed conversion or continuation; and

                                 (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

                 (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                 (d) The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion / Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the notice was given held by each Bank.

                 (e)      Unless the Majority Banks otherwise consent,

during the existence of a Default or Event of Default, the Company may not elect to have a Revolving Loan converted into or continued as an Offshore Rate Loan.

                 (f) After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, there may not be more than five (5) different Interest
Periods in effect.

Section 2.05  Voluntary Termination or Reduction of Commitments.

                 (a) The Company may, upon not less than five Business Days' prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect, or
(b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. If and to the extent specified by the Company in the notice to the Administrative Agent, some or all of the reduction in the combined Commitments of the Banks shall be applied to reduce the L/C Commitment. All accrued commitment and letter of credit fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

                 (b) At no time shall the Swingline Commitment exceed the Commitment, and any reduction of the Commitment which reduces the Commitment below the then-current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Commitment, as so reduced, without any action on the part of the Swingline Bank. At no time shall the Swingline Commitment exceed the Swingline Bank's (in its capacity as a Bank) Pro Rata Share of the Commitment, and any reduction of the Commitment which reduces the Swingline Bank's (in its capacity as a Bank) Pro Rata Share of the Commitment below the then-current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Swingline Bank's (in its capacity as a Bank) Commitment, as so reduced, without any action on the part of the Swingline Bank.

Section 2.06     Optional Prepayments.

         Subject to Section 4.04, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Administrative Agent, (a) ratably prepay the Revolving Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof, and (b) prepay in whole or in part Swingline Loans, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof, or in other amounts with the consent of

the Swingline Bank. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

2.07    Mandatory Prepayments of Loans.

                 (a)      The principal balance of all Loans then
outstanding shall be due and payable in full on the Revolving
Termination Date.

                          (i)     Notwithstanding the foregoing,
                  however, in the event that at any time and for any reason there shall exist a Borrowing Base Deficiency, the Company shall immediately pay to the Administrative Agent an amount equal to the Borrowing Base Deficiency, which payment shall constitute a mandatory payment of the Loans hereunder.

                          (ii)    If on any date the Effective Amount
                  of L/C Obligations exceeds the L/C Commitment,
                 the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment. Subject to Section 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding, plus the Effective Amount of all L/C Obligations, plus the Effective Amount of all Swingline Loans exceeds the combined Commitments of the Banks, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

                          (iii)   Swingline Loans.  The Company shall
                 be required to prepay Swingline Loans on each Clean-Up Day as provided in subsection 2.15(d), and if following any reduction of the Swingline Commitment pursuant to subsection 2.05(b) the aggregate outstanding principal amount of Swingline Loans would exceed the Swingline Commitment as reduced, the Company shall prepay on the reduction date the outstanding principal amount of the Swingline Loans, in an amount equal to the excess (after giving effect to the scheduled Swingline Commitment reduction) of the Swingline Loans over the Swingline Commitment; together, in each case, with all accrued and unpaid interest thereon.

                 (b)      Any prepayments pursuant to this Section
2.07 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Company may, at its option, place any amounts which

it would otherwise be required to use to prepay Offshore Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Administrative Agent for the benefit of the Banks until the end of such Interest Period at which time such pledged amounts will be applied to prepay such Offshore Rate Loans.

                 (c) The principal balance of the Loans shall also be repaid from Net Proceeds as provided in Section 8.02 (c) hereof. Upon the making of any mandatory prepayment as provided in
Section 8.02 (c) except with respect to the Arizona Property, the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's Pro Rata Share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder.

Section 2.08     Interest.

                 (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04 and subject to whether an Event of Default exists and is continuing), plus the Applicable Margin. Each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Margin.

                  (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date provided that, in the event that the Loans are repaid or prepaid in full and all the Banks' Commitments are terminated, then accrued interest in respect of all Loans shall be payable together with such repayment or prepayment on the date thereof; and provided further, that in the event all Offshore Rate Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such Offshore Rate Loan shall be payable together with such repayment or prepayment on the date thereof.

                 (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding two percent (2%) per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus four percent (4%) and, upon the occurrence and during the continuance of an Event of Default and request by the Majority Banks, the Administrative Agent shall convert all outstanding Offshore Rate Loans into Base Rate Loans.

                 (d)      Anything herein to the contrary
notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such

Bank interest at the highest rate permitted by applicable law.

Section 2.09     Fees.

                 (a) Arrangement, Agency Fees. The Company shall pay the fees provided for in that certain letter between the Company and the Administrative Agent and that certain letter between the Company and the Documentation Agent, each of even date herewith (collectively, the "Fee Letters"). Such fees shall be fully earned when due and nonrefundable when paid.

                 (b) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Bank a commitment fee on each such Bank's Pro Rata Share of the Available Loan Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily average Available Loan Commitment for that quarter as calculated by the Administrative Agent, equal to .500% percent per annum, to be adjusted based upon the ratio of the Company's and its Subsidiaries' (on a consolidated basis) Indebtedness to Adjusted EBITDA for the most recently ended four fiscal quarter period as set forth in the table below:

          If the ratio of Indebtedness to     The Commitment Fee shall be equal
          Adjusted EBITDA is:                 to the following per annum rate:

          greater than 4.0 to 1.0                           0.500%

          less than or equal to 4.0 to 1.0                  0.375%
          and greater than 2.5 to 1.0

          less than or equal to 2.5 to 1.0                  0.250%

The commitment fee adjustment provided for in the table above shall be effective (i) with respect to an increase in such commitment fee, as of the tenth (10th) Business Day after the day on which financial statements are required to be delivered to the Administrative Agent pursuant to
Section 7.01 hereof, and (ii) with respect to any decrease in such commitment fee, as of the later of (x) the tenth (10th) Business
Day after which such financial statements are required to be delivered to the Administrative Agent pursuant to Section 7.01, and (y) the date on which such financial statements are actually delivered to the Administrative Agent provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Company shall have failed to deliver the financial statements and a Compliance Certificate as required by
Section 7.01(a) or Section 7.01(b), as the case may be, and Section 7.02(b), or if at any time an Event of Default shall have occurred and be continuing, then at the election of the Majority Banks, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of the occurrence of such Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Event of Default is cured or waived, as the case may be), each Applicable Margin shall be determined in accordance with the above matrix as if the ratio of the Company's Indebtedness to Adjusted EBITDA for the most recently ended four fiscal quarter period were greater than or equal to 4.5 to 1.0 (notwithstanding the actual ratio). Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 31, 1998 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

Section 2.10     Computation of Fees and Interest.

                 (a) All computations of interest for Base Rate Loans when the Base Rate is determined by First Union's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                 (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

                 (c)      If the Reference Bank's Commitment
terminates (other than on termination of all the Commitments), or for any reason whatsoever the Reference Bank ceases to be a Bank hereunder, the Reference Bank shall thereupon cease to be a Reference Bank, and the Offshore Rate shall be determined on the basis of the rates as notified by a new Reference Bank designated as such by the Majority Banks.

Section 2.11     Payments by the Company.

                 (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (Charlotte, North Carolina time) on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 noon (Charlotte, North Carolina time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                 (b) All payments (including prepayments) to be made by the Company to the Swingline Bank on account of principal, interest, fees and other amounts required hereunder with respect to Swingline Loans shall be made without set-off or counterclaim and shall be made to the Agent for the account of the Swingline Bank in accordance with Section 2.15, and all payments to be made by the Company to any Issuing Bank on account of drawings, interest, fees and other amounts required hereunder with respect to any Letter of Credit issued by it shall be made without set-off or counterclaim and shall be made to the Agent for the account of such Issuing Bank in accordance with Article III, except in each case to the extent that a Bank is entitled to share in any such payment as a result of its participation therein in accordance with the provisions of Section
2.13 or 3.03, as the case may be.

                 (c) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                 (d) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

Section 2.12     Payments by the Banks to the Administrative Agent.

                 (a) Unless the Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to

any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                 (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.


Section 2.13     Sharing of Payments, Etc.

         If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

Section 2.14     Security.

                 (a)      All obligations of the Company and its
Restricted Subsidiaries under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral
Documents.

                 (b) All obligations of the Company under this Agreement, each of the Notes and all other Loan Documents shall be unconditionally guaranteed by the Restricted Subsidiaries pursuant to the Subsidiary Guaranty.

Section 2.15     Swingline Loan.

                 (a) Subject to the terms and conditions hereof, the Swingline Bank agrees to make a portion of the Commitment available to the Company by making swingline loans (individually, a "Swingline Loan";

collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in accordance with the procedures set forth in this
Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed Three Million Dollars ($3,000,000), notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Revolving Loans and L/C Advances, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company pursuant to this subsection 2.15(a), as the same shall be reduced pursuant to subsection 2.05(b) or as a result of any assignment pursuant to Section 11.07, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations exceed the Commitment, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than three Swingline Loans may be outstanding at any one time, and all Swingline Loans shall at all times be Base Rate Loans. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.15(a), prepay pursuant to Section 2.06 and reborrow pursuant to this subsection 2.15(a).
                 (b) The Company shall provide the Administrative Agent (with a copy to the Swingline Bank) irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Swingline Bank and the Administrative Agent prior to 11.00 a.m. (Charlotte, North Carolina time) on the requested Borrowing date) specifying (i) the amount to be borrowed, and (ii) the requested Borrowing date, which must be a Business Day. Upon receipt of the Notice of Borrowing, the Swingline Bank will immediately confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the Notice of Borrowing from the Company and, if not, the Swingline Bank will provide the Administrative Agent with a copy thereof. Unless the Swingline Bank has received notice prior to 1:00 p.m. (Charlotte, North Carolina time) on such Borrowing date from the Administrative Agent (including at the request of any Bank) (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.15(a); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 1:00 p.m. (Charlotte, North Carolina time) on the Borrowing date specified in such Notice of Borrowing, make the amount of its Swingline Loan available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office in funds immediately available to the Administrative Agent. The proceeds of such Swingline Loan will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of the Swingline Bank with the aggregate of the amounts made available to the Administrative Agent by the Swingline Bank and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section shall be in an aggregate principal amount equal to five hundred thousand dollars ($500,000) or a multiple of one hundred thousand dollars ($100,000) in excess thereof, unless otherwise agreed by the Swingline Bank. The Administrative Agent will notify the Banks on a weekly basis if any Swingline Loan Borrowings occurred during such week.

                 (c) The Company shall repay to the Swingline Bank in full on the Revolving Termination Date the aggregate principal amount of the Swingline Loans outstanding on the Revolving Termination Date.

                 (d) For one Business Day during each successive seven Business Day period the aggregate principal amount of Swingline Loans shall be $0 (a "Clean-Up Day"). The Company shall prepay the outstanding principal amount of the Swingline Loans in whole to the extent required so that a Clean-Up Day may occur in each such seven Business Day period as provided in this subsection 2.15(d) (which Swingline Loans may not be reborrowed until such Clean-Up Day has ended.
                 (e)      If:

                 (1) any Swingline Loans shall remain outstanding at 9:00 a.m. (Charlotte, North Carolina time) on the Business Day immediately prior to a Clean-Up Day and by such time on such Business Day the Administrative Agent shall have received neither:

                          (A)     a Notice of Borrowing delivered
                 pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to subsection 2.01 on the Clean-Up Day in an amount at least equal to the aggregate principal amount of such Swingline Loans; nor

                          (B)     any other notice indicating the
                 Company's intent to repay such Swingline Loans with funds obtained from other sources; or

                 (2) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Administrative Agent that the Swingline Bank desires that such Swingline Loans be converted into Revolving Loans;

then the Administrative Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to Section 2.03 requesting that Base Rate Loans be made pursuant to subsection 2.01 on such Clean-Up Day (in the case of the circumstances described in clause (1) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (2) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in making such Base Rate Loans; provided, that such Base Rate Loans shall be made notwithstanding the Company's failure to comply with subsections 5.03(b) and 5.03(c); and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Revolving Loans are required to be made by the Banks in accordance with this subsection 2.15(e), each Bank agrees that in lieu of making Revolving Loans as described in this subsection 2.15(e), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Pro Rata Share of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in connection with the purchases of such participations.

Upon such purchases of participations the prepayment requirements of subsection 2.15(d) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Loans, or participations purchased, shall be applied to repay such Swingline Loans. A copy of each notice given by the Administrative Agent to the Banks pursuant to this subsection 2.15(e) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Administrative Agent to the Borrower. Each Bank's obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.15(e), shall be absolute and unconditional and shall not be affected by any circumstance, including (x) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank, the Company or any other Person for any reason whatsoever; (y) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.


                               ARTICLE III
                         THE LETTERS OF CREDIT


Section 3.01     The Letter of Credit Subfacility.

                 (a)      On the terms and conditions set forth herein
(i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans exceeds the combined Commitments of the Banks,
(2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans of such Bank plus such Bank's Pro Rata Share of the Effective Amount of all Swingline Loans exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

                 (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

                        (i)    any order, judgment or decree of any
     Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing
     Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

                        (ii)    the Issuing Bank has received
     written notice from any Bank, the Administrative Agent, the Documentation Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                        (iii)   the expiry date of any requested
     Letter of Credit is (A) more than 365 days after the date of Issuance, unless the Majority Banks have approved such expiry date in writing, or (B) after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

                          (iv)    any requested Letter of Credit does
     not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

                          (v)     any standby Letter of Credit is for
     the purpose of supporting the issuance of any letter of credit by any other Person; or

                         (vi)   such Letter of Credit is in a face
     amount less than $100,000 or denominated in a currency other than Dollars.

Section 3.02     Issuance, Amendment and Renewal of Letters of
Credit.

                 (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text

of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.
                 (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Administrative Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

                 (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank:
(i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day);
(iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Administrative Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

                 (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no

obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

                  (e) The Issuing Bank may, at its election (or as required by the Administrative Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

                  (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

                  (g) The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

Section 3.03     Risk Participations, Drawings and Reimbursements.

                 (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

                 (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. The Company shall reimburse the Issuing Bank prior to 11:00 a.m. (Charlotte, North Carolina time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank.

In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 11:00 a.m. (Charlotte, North Carolina time) on the Honor Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 5.02. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                 (c) Each Bank shall upon any notice pursuant to subsection 3.03(b) make available to the Administrative Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (Charlotte, North Carolina time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.
                 (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus four percent (4%) per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

                 (e) Each Bank's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or

event whatsoever, whether or not similar to any of the foregoing;
provided, however, that each Bank's obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in
Section 5.02.

Section 3.04     Repayment of Participations.

                  (a)      Upon (and only upon) receipt by the
Administrative Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

                 (b) If the Administrative Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

Section 3.05     Role of the Issuing Bank.

                 (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

                 (b) No Documentation Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

                 (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Documentation Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or

responsible for any of the matters described in clauses (i) through
(vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.06     Obligations Absolute.

          The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                        (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

                          (ii)    any change in the time, manner or
          place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                          (iii)   the existence of any claim, set-off,
          defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                          (iv)    any draft, demand, certificate or
          other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                        (v)    any payment by the Issuing Bank under
          any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

                          (vi)    any exchange, release or
          non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or


                        (vii)  any other circumstance or happening
           whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

Section 3.07     Cash Collateral Pledge.

         Upon (i) the request of the Administrative Agent, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.07(a) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the Obligations in an amount equal to the L/C Obligations.

Section 3.08     Letter of Credit Fees.

                 (a) The Company shall pay to the Administrative Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin for Offshore Rate Loans applicable as of the date of determination multiplied by the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

                 (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to one quarter of one percent (0.25%) of the face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

                 (c)      The Company shall pay to the Issuing
Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

Section 3.09     Uniform Customs and Practice.

          The Uniform Customs and Practice for Documentary Credits as published by International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

                               ARTICLE IV

                TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.01  Taxes.

          (a) Any and all payments by the Company to each Bank or each Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or any Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or such Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Bank and each Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date the Bank or the Agent makes written demand therefor.

          (d) Within thirty (30) days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the applicable Bank or Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or such Agent.

          (e) If the Company is required to pay any amount to any Bank or any Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

          (f) Nothing contained in this Section 3.01 shall override any term or provision of any Specified Swap Contract regarding withholding taxes relating to Swap Contracts.

Section 4.02   Illegality.

          (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Administrative Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

Section 4.03   Increased Costs and Reduction of Return.

          (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, within ten (10) days after demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Administrative Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

Section 4.04   Funding Losses.

     The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion / Continuation;

          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 4.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

Section 4.05   Inability to Determine Rates.

     If the Reference Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.08(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion / Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

Section 4.06   Certificates of Banks.

     Any Bank claiming reimbursement or compensation under this
Article IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

Section 4.07   Substitution of Banks.

     Upon receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 4.03, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company and to the Administrative Agent (a "Replacement Bank") to acquire and assume all or a ratable part of all or such Affected Bank's Loans and Commitment, and if such Affected Bank or any Affiliate thereof is a Swap Provider, all Specified Swap Contracts of such Affected Bank and Affiliate; (ii) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or
(iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Company shall not have the right to remove the Bank that is the Issuing Bank or the Swingline Bank at such time unless such Issuing Bank shall also simultaneously be replaced as "Issuing Bank" or "Swingline Bank" hereunder (as the case may be) pursuant to documentation in form and substance reasonably satisfactory to such Issuing Bank or Swingline Bank.

Section 4.08   Survival.

     The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.


                               ARTICLE V

                         CONDITIONS PRECEDENT

Section 5.01   Conditions of Closing Loans

     The obligation of each Bank to execute and deliver the Loan
Documents is subject to the condition that the Documentation Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agents and each Bank, and in sufficient copies for each Bank:

          (a)  Credit Agreement, Notes and Fee Letters.  This
Agreement, the Notes and the Fee Letters executed by each party thereto;

          (b)  Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Company and each Restricted Subsidiary authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant
          Secretary of such Person; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company, and each Restricted Subsidiary certifying the names and true signatures of the officers of the Company or such Restricted Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Company and each Restricted Subsidiary as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Restricted
          Subsidiary as of the Closing Date; and

               (ii) a good standing certificate for the Company and each Restricted Subsidiary from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company or such Restricted Subsidiary is required to be qualified to do business as a foreign corporation as of a recent date (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), certified by the Secretary or Assistant Secretary of the Company or such Restricted Subsidiary as of the Closing Date;

          (d) Legal Opinions. An opinion of Kilpatrick Stockton LLP, counsel to the Company and addressed to the Agents and the Banks, in form and substance satisfactory to the Agents;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable by the Company to the Banks or any Agent on the Closing Date, together with Attorney Costs of the Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agents' reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agents); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 11.04;

          (f) Collateral Documents. The Collateral Documents (other than the Credit Card Agreements to be provided under Section 7.14 (a) hereof), executed by the Company, in appropriate form for recording, where necessary, together with:

               (i) original UCC-l financing statements to be filed, registered or recorded to perfect the security interests of the Administrative Agent for the benefit of itself, the Banks and the Documentation Agent, together with such other

          documents or instruments necessary and advisable to perfect the Liens of the Administrative Agent for the benefit of itself, the Banks and the Documentation Agent in accordance with applicable law;

               (ii) all certificates and instruments representing the Pledged Collateral, stock transfer powers executed in blank with signatures guaranteed as the Agents or the Banks may specify, except for NW Acquisition Corp., Frame-n-Lens, Family Vision Centers, Inc., and Vision Administrators, Inc., which shall be provided under Section 5.02 hereof;

               (iii) evidence that the Administrative Agent has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance;

          (g) Senior Notes. Receipt of documentation satisfactory to the Agents evidencing the closing of the Senior Notes offering and receipt by the Company of gross proceeds (after deduction of original issue discount) therefrom in an amount not less than $123,000,000;

          (h)  Projections.   Receipt of projections for the Company
and its Restricted Subsidiaries on a consolidated and consolidating basis for each of the twelve (12) months immediately following the Closing Date, demonstrating pro-forma compliance with the financial covenants set forth in Sections 8.14, in form and substance satisfactory to the Agents;

          (i) Representations and Warranties. The representations and warranties shall be true and correct on the Closing Date.

          (j) Other Documents. Such other approvals, opinions, documents or materials as the Agents or any Bank may reasonably request.

Section 5.02   Conditions to Initial Loans.

     In addition to the conditions precedent set forth in
Section 5.01, the obligation of each Bank to make the initial Loan hereunder is subject to the following conditions:

     (a)  the Closing Date shall have occurred;

     (b) the Documentation Agent shall have received on or before the date of the initial Borrowing of the following in form and substance satisfactory to the Agents and the each Bank, and in sufficient copies for each Bank:

          (i) a certificate of a senior officer of the Company certifying that the Company has purchased at least fifty-one (51) percent of the outstanding Common Stock of New West as contemplated by the New West Purchase Agreement;

          (ii) such Collateral Documents as are required by Section
               7.17 upon the consummation of the New West Purchase
               Agreement;

          (iii) a pay off letter from Wachovia Bank, N.A. as agent in form and substance satisfactory to the Agents, together with evidence satisfactory to the Agents that such Indebtedness has been paid;

          (iv) a flow of funds statement executed by the Company evidencing the flow of funds with respect to the Senior Notes and the initial Borrowings;

          (v) an opinion, if any, of New West's counsel delivered to the Company in connection with the acquisition contemplated by the New West Purchase Agreement, together with a reliance letter in favor of the Agents and the Banks, in form and substance satisfactory to the Agents;

          (vi) The Banks shall have received opinions of counsel to the Company or other evidence reasonably acceptable to the Banks that, upon completion of the Tender Offer and acquisition by the Company of shares of New West representing at least fifty-one (51%) of the outstanding shares of Common Stock of New West, the Company shall have full power and authority to (i) cause New West, immediately upon completion of the Tender Offer, to execute, deliver, and perform the Subsidiary Guaranty; (ii) cause New West, immediately after completion of the Tender Offer, to grant to, or for the benefit of, the Lenders, a first-priority (subject to Permitted Liens), perfected security interest in the assets of New West to secure New West's obligations under the Subsidiary Guaranty; and (iii) complete the Company's acquisition, for cash, of the remaining outstanding shares of Common Stock of New West in accordance with the New West Purchase Documents;

         (vii) written lien search results and judgment searches as the Agents shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

        (viii) evidence that all other actions necessary or, in the opinion of the Agents or the Banks, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

          (ix) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

          (x) Landlord Consents with respect to all retail stores of the Company and its Restricted Subsidiaries located at stores operated by (x) Wal-Mart Stores, Inc. (y) Sam's Wholesale Club and (z) Fred Meyer, Inc.;

          (xi) evidence that all other actions necessary or, in the opinion of the Agents or the Banks, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the

               Administrative Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken;

         (xii) standard lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Company in accordance with
               Section 7.06;

        (xiii) a certificate signed by a Responsible Officer, dated as of the date of the initial Loan hereunder, stating that:

               (A)  the representations and warranties contained in
          Article VI are true and correct on and as of such date, as though made on and as of such date;

               (B) no Default or Event of Default exists or would result from the initial Borrowing; and

               (C) there has occurred since December 31, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

         (xiv) receipt of an executed copy of the New West
               Purchase Agreement, together with all exhibits and schedules thereto and an executed copy of each of the other New West Purchase Documents;

          (xv) receipt of the Company's consolidated and consolidating financial statements for the months ended July 31, 1998 and August 31, 1998, together with a Borrowing Base Certificate dated as of the Closing Date;

        (xvi)  receipt of Account Designation Letter;

       (xvii) opinions of counsel for the Company acceptable to the Banks for the States of Arizona, Texas, Oregon, Washington, North Carolina, California and Minnesota, in form and substance reasonably satisfactory to the Agents; and

       (xviii) all certificates and instruments representing the Pledged Collateral for NW Acquisition Corp., Frame-n-Lens, Family Vision Centers, Inc., and Vision Administrators, Inc., stock transfer powers executed in blank with signatures guaranteed as the agents or the Banks may specify; and

        (xix) such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

Section 5.03   Conditions to All Borrowings.

     The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under
Section 2.04 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion / Continuation Date or Issuance
Date:

          (a) Notice of Borrowing or Conversion / Continuation. The Administrative Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion / Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date, Conversion / Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, or Conversion / Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, or continuation or conversion or Issuance; and

          (d) No Future Advance Notice. Neither any Agent nor any Bank shall have received from the Company any notice that any Collateral Document will no longer secure on a first priority basis (subject to Permitted Liens, if any, that are not subordinated to the Liens of the Administrative Agent under the Collateral Documents) future advances or future Loans to be made or extended under this Agreement.

Each Notice of Borrowing, Notice of Conversion / Continuation and L/C Application or LC Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion / Continuation Date, or Issuance Date, as applicable, that the conditions in this Section 5.03 are satisfied.

Section 5.04   Conditions Subsequent.

     As a condition subsequent to the initial closing hereunder, the Company shall perform or cause to be performed the following (failure by the Company to so perform or cause to be performed constituting an Event of Default):

          (a) On or before the date sixty (60) days following the Closing Date, deliver to the Documentation Agent:

               (i)   a duly executed Mortgage in form and substance
                    satisfactory to the Agents granting a Lien on the real estate owned by New West;

               (ii) with respect to such Mortgaged Property, an
                    A.L.T.A. Form B (or other form acceptable to the Agents and the Banks mortgagee policy of title insurance or a binder issued by a title insurance company satisfactory to the Agents and the Banks insuring (or undertaking to insure, in the case of a binder) that the Mortgage creates and constitutes a valid first Lien against the Mortgaged Property in favor of the Administrative Agent, subject only to exceptions acceptable to the Agents and the Banks, with such endorsements and affirmative insurance as the Agents or any Bank may reasonably request;

              (iii) copies of any ALTA surveys and surveyor's
                    certification as made available to the Company by New West;

               (iv) proof of payment of all title insurance premiums,
                    documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any Mortgage or the issuance of the title insurance policies (whether due on the Closing Date or in the future) including sums due in connection with any future advances; and

               (v) A copy of the environmental site assessment obtained by the Company from National Assessment Corporation with respect to the real property acquired from New West as to which the Administrative Agent is granted a Lien for the benefit of the Banks, dated as of a recent date prior to the date of execution and delivery of the Mortgage referred to in subsection (i) above, together with a letter addressed to the Administrative Agent by National Assessment Corporation authorizing the Administrative Agent on behalf of the Banks to rely thereon as if such report had been addressed to the Administrative Agent.

          (b) On or before the date sixty (60) days following the Closing Date, deliver to the Administrative Agent (i) Landlord Consents with respect to at least sixty percent (60%) of all retail stores of the Company and its Restricted Subsidiaries (including such Landlord Consents as had been obtained prior to the date of the initial Borrowing hereunder), and (ii) with respect to other locations on which Collateral is located, such other consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Administrative Agent shall be granted a Lien for the benefit of the Banks, as requested by the Agents or any Bank.

          (c) The Company shall diligently pursue consummation of the merger of NW Acquisition Corp. into New West pursuant to the New West Purchase Agreement (i) in the event that the Tender Offer succeeds in receiving at least ninety percent (90%) of the outstanding shares of common stock of New West, then such merger shall be consummated on or before the third Business Day after the funding of the initial Borrowing and (ii) in the event that the Tender Offer succeeds in receiving at least fifty-one percent (51%) but not ninety percent (90%) or more of the outstanding shares of common stock of New West, then such merger shall be consummated as soon as reasonably practicable after the date of the initial Borrowing but in no event later than forty-five (45) days after the date on which the Company receives clearance from the SEC with respect to its proxy materials for the meeting of New West stockholders at which such merger will be considered.


                              ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES


     The Company represents and warrants to each Agent and each Bank that:

Section 6.01   Corporate Existence and Power.

     The Company and each of its Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and, as applicable, to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect; and

          (d) is in compliance in all material respects with all Requirements of Law;

Section 6.02   Corporate Authorization; No Contravention.

     The execution, delivery and performance by the Company and its Restricted Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  contravene the terms of any of that Person's
Organization Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)  violate any Requirement of Law.

Section 6.03   Governmental Authorization.

     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Restricted Subsidiaries of the Agreement or any other Loan Document.

Section 6.04   Binding Effect.

     This Agreement and each other Loan Document to which the Company or any of its Restricted Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Restricted Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

Section 6.05   Litigation.

     Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties. None of the items disclosed on Schedule 6.05:

          (a)  purport to affect this Agreement or any other Loan
Document, or any of the transactions contemplated hereby or thereby;
or

          (b) if determined adversely to the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.06   No Default.

     No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens of the Administrative Agent and the Banks on the Collateral. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

Section 6.07   ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan;

          (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; and

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which in the case of any occurrence described in any of clauses
(i) through (v) above has resulted in or could reasonably be expected to result in a liability of the Company and its Subsidiaries in excess of $500,000.

Section 6.08   Use of Proceeds; Margin Regulations.

     The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.09   Title to Properties.

     The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 6.10   Taxes.

     The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 6.11   Financial Condition.

          (a) The audited consolidated financial statements of the Company and its Subsidiaries dated January 3, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date, and the unaudited consolidated financial statements of the Company and its Subsidiaries dated July 4, 1998, and the related consolidated statements of income or operations, shareholder's equity and cash flows for the fiscal quarter ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and, in the case of the quarterly statements dated July 4, 1998, subject to ordinary, good faith year end audit adjustments;

               (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated
     Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)  Since January 3, 1998 there has been no Material
Adverse Effect.

          (c) The Company's and its Subsidiaries' fiscal year end is a 52/53 week retail calendar year ending on the Saturday closest to December 31st (except that certain of the Managed Care Subsidiaries and the Foreign Subsidiaries may have a calendar year end).

Section 6.12   Environmental Matters.

          (a) Except as specifically disclosed in Schedule 6.12, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $500,000 in the aggregate.

          (b) Except as specifically disclosed in Schedule 6.12, the Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

          (c) Except as specifically disclosed in Schedule 6.12, none of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, which would reasonably be expected to give rise to Environmental Claims with potential liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate.

          (d) Except as specifically disclosed in Schedule 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and which in the case of any occurrence described in clause (x) or (y) could reasonably be expected to give rise to Environment Claims with potential liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

Section 6.13   Collateral Documents.

          (a) The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Banks, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company and its Subsidiaries in the collateral described therein, subject to Permitted Liens, if any, which are not subordinated to the Liens under the Collateral Documents; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreement and the Subsidiary Security Agreement. Each of the applicable patent security agreements, trademark security agreements and copyright security agreements attached to the Security Agreement and the Subsidiary Security Agreement as Exhibits has been filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office.

          (b) Each Mortgage when delivered will be effective to grant to the Administrative Agent for the benefit of the Banks a legal, valid and enforceable deed of trust or mortgage lien, as the case may be, on all the right, title and interest of the mortgagor under such Mortgage in the mortgaged property described therein. When each such Mortgage is duly recorded in the offices listed on the schedule to such Mortgage and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, each such mortgaged property, subject to the encumbrances and exceptions to title set forth therein and other Permitted Liens, if any, which are not subordinated to the Liens under the Collateral Documents and except as noted in the title policies delivered to the Administrative Agent pursuant to Section 5.01, is subject to a legal, valid, enforceable and perfected first priority deed of trust; and when financing statements have been filed in the offices specified in such Mortgage, such Mortgage also creates a legal, valid, enforceable and perfected first lien on, and security interest in, all right, title and interest of the Company or such Restricted Subsidiary under such Mortgage in all personal property and fixtures which is covered by such Mortgage, subject to no other Liens, except the encumbrances and exceptions to title set forth therein and other Permitted Liens, if any, which are not subordinated to the Liens under the Collateral Documents and except as noted in the title policies delivered to the Administrative Agent pursuant to
Section 5.01, and Permitted Liens.

          (c) All representations and warranties of the Company and any of its Restricted Subsidiaries party thereto contained in the Collateral Documents are true and correct.

Section 6.14   Regulated Entities.

     None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 6.15   No Burdensome Restrictions.

     Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

Section 6.16   Copyrights, Patents, Trademarks and Licenses, Etc.

     The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person which could reasonably be expected to result in a claim by any other Person in excess of $500,000. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 6.17   Subsidiaries.

     The Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.17 hereto (which Schedule designates whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Closing Date) and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.17. The Dormant Subsidiaries have no material assets or operations.

Section 6.18   Insurance.

     Except as specifically disclosed in Schedule 6.18, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

Section 6.19   Solvency.

     The Company and each of its Subsidiaries are Solvent.

Section 6.20   Swap Obligations.

          (a) Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any Swap Provider or any Affiliate of any Swap Provider in determining whether to enter into any Swap Contract.

          (b) Neither the Company nor any of its Subsidiaries has entered into any master agreement relating to Swap Contracts and under which termination values resulting from Swap contracts that are Specified Swap Contracts are nettable against termination values resulting from Swap Contracts that are not Specified Swap Contracts, unless only Specified Swap Contracts are outstanding under such master agreement.

Section 6.21   Full Disclosure.

     None of the representations or warranties made by the Company or any Restricted Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Restricted Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 6.22   Accounts and Inventory.


     (a) (i) All of the Company's and each Restricted Subsidiary's Accounts which are identified or included on any Schedule, Borrowing Base Certificate or other report as Eligible Accounts are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to its Account Debtors in the regular course of business; (ii) all shipping and delivery receipts and other documents furnished or to be furnished to the Administrative Agent in connection therewith are and will be genuine; and (iii) none of the Accounts identified or included on any schedule, Borrowing Base Certificate or report as Eligible Accounts will, to the Company's knowledge, fail at the time so identified or included to satisfy any of the requirements for eligibility set forth in the definition of Eligible Accounts.


     (b) As to each schedule of Inventory delivered to the Administrative Agent or any Bank, to the Company's knowledge:


          (1) the descriptions, origins, sizes, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects; and

          (2) none of the goods are defective, of second quality, used, or goods returned after shipment, except where described as such.

 Section 6.23  Leases.


     (a) Each of the supplements to the master lease between Wal-Mart Stores, Inc. and the Company with respect to retail locations of the Company or any Subsidiary of the Company located in a Wal-Mart retail store is substantially in the form of Exhibit N;

     (b) Each of the leases between Wal-Mart Stores, Inc. and the Company with respect to retail locations of the Company or any Subsidiary of the Company located in a Sam's Wholesale Club retail store is substantially in the form of Exhibit O; and

     (c) Each of the leases between Fred Meyer, Inc. and the Company is substantially in the form of Exhibit P; and

Section 6.24   Compliance With Laws.

     Each of the Company and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 6.25   Year 2000 Compatibility.

     Any reprogramming by or on behalf of the Company or any of its Subsidiaries, required to permit the proper functioning, before, on and after January 1, 2000, of the Company's and its Subsidiaries' (i) computer-based systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Company's or any of its Subsidiaries' systems interface), and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to the Company and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance will continue for the term of this Agreement to be, sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

Section 6.26   Material Contracts.

     Schedule 6.26 lists, as of the Closing Date, each "material contract" (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, "Material Contracts"). As of the Closing Date, (i) each Material Contract is in full force and effect and is enforceable in all material respects by the Company or the Subsidiary that is a party thereto in accordance with its terms, and (ii) neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

                              ARTICLE VII

                        AFFIRMATIVE COVENANTS


     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

Section 7.01   Financial Statements.

     The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Agents and the Majority Banks, with sufficient copies for each Bank:

          (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related audited consolidated and unaudited consolidating statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated and consolidating financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior fiscal years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Administrative Agent;

          (b)  as soon as available, but not later than forty-five
(45) days after the end of each of the first three fiscal quarters of

each fiscal year (commencing with the fiscal quarter ended closest to September 30, 1998, a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries (and separate balance sheet for each Unrestricted Subsidiary), as of the end of such quarter and the related unaudited consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of each of the Company and each of its Subsidiaries (and separate statements for each Unrestricted Subsidiary);

          (c) as soon as available, but not later than thirty (30) days after the end of each month (commencing with the month ended September 30, 1998), a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries and the related consolidating statements of income, shareholders' equity and cash flows for such month, all certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of each of the Company and each of its Subsidiaries.

Section 7.02   Certificates; Other Information.

     The Company shall furnish to the Administrative Agent, with sufficient copies for each Bank:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 8.14, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c) concurrently with the delivery of the financial statements referred to in subsections 7.01(b), a certificate executed by a Responsible Officer setting forth dividends and other distributions from Unrestricted Subsidiaries to the Company or any Restricted Subsidiary for the immediately preceding fiscal quarter;

          (d) a monthly budget for each upcoming fiscal year on or before the date thirty (30) days prior to the first day of such upcoming fiscal year;

          (e) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

          (f) promptly upon receipt, a copy of any "management letter" received by it that has been prepared by its internal or outside accountants;

          (g) within thirty (30) days after the end of each month, and at such other times as the Administrative Agent, or any Bank requesting through the Administrative Agent, may request, a Borrowing Base Certificate, executed and certified as accurate by a Responsible Officer;

          (h) within thirty (30) days after the end of each month, an aging of all Accounts of the Company and each Restricted Subsidiary as of the end of such month, in form and content acceptable to the Administrative Agent;

          (i) within thirty (30) days after the end of each month, a certification report with respect to the Inventory of the Company and each Restricted Subsidiary as of the end of the month for all locations thereof, in form and content acceptable to the Administrative Agent;

          (j) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time reasonably request;

Section 7.03   Notices.

     The Company shall promptly notify the Agents and each Bank:

          (a)  of the occurrence of any Default or Event of Default;

          (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

          (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary
(i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws,
(ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of

the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws, and which in the case of any event described in clause (i), (ii) or (iii) above has resulted or could reasonably be expected to result in liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate;

          (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four (4) days after reporting the same to the SEC;

          (f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate which has resulted or could reasonably be expected to result in liability of the Company and its Subsidiaries in excess of $500,000 in the aggregate (but in no event more than ten (10) days after such event), and deliver to the Agents and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)  an ERISA Event;

               (ii) a material increase in the Unfunded Pension
     Liability of any Pension Plan;

               (iii)     the adoption of, or the commencement of
     contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to
     Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

          (g) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

          (h) of the entry by the Company into any Specified Swap Contract, together with the details thereof;

          (i) of the occurrence of any default, event of default, termination event or other event under any Specified Swap Contract that after the giving of notice, passage of time or both, would permit either counter party to such Specified Swap Contract to terminate early any or all trades relating to such contract;

          (j) at least thirty (30) days prior thereto, that the Company or any Subsidiary intends to change its name or address from that disclosed to the Banks as of the Closing Date, together with disclosures of such new name or address; and

          (k) upon the request from time to time of the Administrative Agent, the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

Section 7.04   Preservation of Corporate Existence, Etc.

     The Company shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; provided, however, that the Dormant Subsidiaries shall be dissolved on or before December 31, 1998 and notwithstanding anything herein to the contrary, the Company shall not and shall not permit any Subsidiary to, transfer any assets to such Dormant Subsidiaries.

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by
Section 8.03 and sales of assets permitted by Section 8.02;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Nothing in this Section 7.04 shall prohibit the liquidation or dissolution of any Subsidiary into the Company or another Subsidiary of the Company (but if the liquidating or dissolving Subsidiary is a Restricted Subsidiary, it must liquidate or dissolve in the Company or another Restricted Subsidiary).

Section 7.05   Maintenance of Property.

     The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 8.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities; provided, however,

that nothing in this Section shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of its properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Company or of the Board of Directors of the Subsidiary concerned, or of an officer (or other agent employed by the Company or any of its Subsidiaries) of the Company or such Subsidiary having managerial responsibility for such property, desirable in the conduct of the business of the Company or such Subsidiary; provided further, however, that any disposal of any property pursuant to the immediately preceding proviso shall be subject to the terms and conditions of Article VIII of this Agreement.

Section 7.06   Insurance.

     In addition to insurance requirements set forth in the Collateral Documents, the Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Company in the absence of thirty
(30) days' prior notice to the Administrative Agent. All such insurance shall name the Administrative Agent as loss payee/mortgagee and as additional insured, for the benefit of the Banks, as their interests may appear. All casualty and key man insurance maintained by the Company shall name the Administrative Agent as loss payee and all liability insurance shall name the Administrative Agent as additional insured for the benefit of the Banks, as their interests may appear. Upon request of the Administrative Agent or any Bank, the Company shall furnish the Administrative Agent, with sufficient copies for each Bank, at reasonable intervals (but not more than once per fiscal year) a certificate of a Responsible Officer of the Company (and, if requested by the Administrative Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

Section 7.07   Payment of Obligations.

     The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all of the following obligations and liabilities:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

Section 7.08   Compliance with Laws.

     The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

Section 7.09   Compliance with ERISA.

     The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where the Company's failure to comply with the requirements of (a),
(b) and (c) hereof has not resulted or could not reasonably be expected to result in liability of the Company and the Subsidiaries in excess of $500,000 in the aggregate.

Section 7.10   Inspection of Property and Books and Records..

     The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of any Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists any Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 7.11   Environmental Laws.

          (a) The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

          (b) Upon the written request of any Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report

providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(d), that could, individually or in the aggregate, result in liability in excess of $500,000.

Section 7.12   Use of Proceeds.

     The Company shall use the proceeds of the Loans for working capital and other general corporate purposes including to finance the acquisition of New West not in contravention of any Requirement of Law or of any Loan Document.

Section 7.13   Further Assurances.

          (a) The Company shall ensure that all written information, exhibits and reports furnished to any Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agents and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

          (b) Promptly upon request by any Agent or the Majority Banks, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments any Agent or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and
(iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agents and Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith.

Section 7.14   Bank Accounts.

     (a) Within 180 days of the Closing Date, the Company shall, and shall cause each Subsidiary to, cause (i) each Credit Card Agreement to be executed and delivered to the Administrative Agent, and (ii) all Collections and other amounts received by the Company or a Restricted Subsidiary from any Account Debtor or any other source immediately upon receipt to be deposited into any account with respect to which the Company, or a Restricted Subsidiary of the Company, as the case may be, has provided irrevocable directions in writing, in form and substance satisfactory to the Agents, to each of such banks into

which such Collections are at any time deposited to send all funds deposited in such accounts by wire transfer on a daily basis to the Concentration Account and such banks shall agree in writing to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of the Agents.

     (b) The Company shall not, and shall not permit any Restricted Subsidiary to, open or maintain any deposit or investment account with any bank or other financial institution other than the accounts described on Schedule 7.14 as supplemented on a quarterly basis by notice of the Administrative Agent. The Company shall maintain the Concentration Account and the account into which proceeds of the Loans are disbursed in accounts maintained with the Administrative Agent or Documentation Agent.

Section 7.15   Inventory in Transit.

     In order for any Inventory of the Company or a Restricted Subsidiary constituting inventory in transit to the Company or a Restricted Subsidiary to constitute Eligible Inventory, the Company or such Restricted Subsidiary shall (i) prior to each shipment from a supplier, provide the Administrative Agent with a description of such Inventory, the place of shipment, the place of origin of the shipment, the name, address and telephone number of the shipper, the destination of such Inventory and such other information as the Administrative Agent shall request, (ii) endorse and deliver to the Administrative Agent the originals of any negotiable bill of lading or other shipping document or document of title concerning the shipment of such Inventory, and (iii) execute and deliver to Administrative Agent such UCC financing statements and other documents as the Administrative Agent may require to enable the Administrative Agent to perfect or maintain the perfection of the Administrative Agent's Lien on such Inventory.

Section 7.16   Year 2000 Compatibility.

     The Company will, and will cause each of its Subsidiaries to, take all action necessary to ensure that its computer-based systems are able to operate and effectively process data including dates on and after January 1, 2000, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. At the request of the Administrative Agent or the Majority Banks, the Company will provide reasonable assurance of its year 2000 compatibility.

Section 7.17   Covenants Regarding Formation of Subsidiaries.

     At any time of (a) the formation of any new Subsidiary by the Company or any Subsidiary of the Company whether pursuant to a permitted Acquisition or otherwise or (b) any Unrestricted Subsidiary becoming a Restricted Subsidiary hereunder, the Company will, and will cause any such Restricted Subsidiaries (a) to provide to the

Documentation Agent an executed Subsidiary Guaranty and Subsidiary Security Agreement by such new Restricted Subsidiary, together with appropriate UCC-1 financing statements and appropriate attachments, all in form and substance satisfactory to the Agents, and (b) to provide to the Documentation Agent a Pledge Agreement or Subsidiary Pledge Agreement, as appropriate, together with such other documentation as is, in the reasonable opinion of the Bank, appropriate to give effect to the pledge of the shares of such Restricted Subsidiary, in form and substance satisfactory to the Agents. In addition to the foregoing, the Company shall provide to the Documentation Agent such opinions and other documentation as shall be reasonably requested by the Agents. Each document, agreement or instrument executed or issued pursuant to this Section 7.15 shall be a "Collateral Document" for purposes of this Credit Agreement.

                             ARTICLE VIII

                          NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

Section 8.01   Limitation on Liens.

     The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien (other than a Lien on the Collateral) existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date or any extension, renewal or refinancing thereof so long as the Indebtedness secured by such Lien is not increased and the terms of such extension, renewal or refinancing are not more onerous on the Company and its Subsidiaries than the Indebtedness so extended, renewed or refinanced;

          (b)  any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations,
(ii) contingent obligations on surety and appeal bonds, and
(iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) Liens consisting of judgment or judicial attachment liens that do not constitute Events of Default under Section 9.01(i);

          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof, and the Indebtedness secured thereby shall be permitted under Section 8.05(e);

          (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 45 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the Purchase Money Indebtedness secured by any and all such purchase money security interests shall be permitted under Section 8.05(e);

          (k) Liens securing Capitalized Lease Obligations on assets subject to such leases, provided that the Indebtedness secured thereby shall be permitted under Section 8.05(e);

          (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that
(i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and
(ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (m) Liens consisting of pledges of cash collateral or government securities not constituting Collateral to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counter party to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counter party does not at any time exceed $500,000;

          (n) Liens on any Managed Care Subsidiary pursuant to the applicable rules and regulations of, or undertakings made to, any regulatory entity having jurisdiction and authority over such Managed Care Subsidiary; and

          (o)  Liens on intercompany Indebtedness permitted under
Section 8.05(c) hereof.

Section 8.02   Disposition of Assets.

     The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) Disposition of any real property which is subject to a Mortgage and other Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such Disposition, (ii) the aggregate sales price from such disposition shall be paid in Qualified Proceeds, (iii) the aggregate value of all assets (other than the Arizona Property) so sold by the Company and its Subsidiaries, together, shall not exceed $500,000 in the aggregate and (iv) the cash portion of Net Proceeds relating to any such Disposition promptly shall be used to make a prepayment of the Loans and the non-cash portion of any such Net Proceeds promptly shall be pledged to the Administrative Agent to secure the Obligations pursuant to documentation reasonably acceptable to the Agents; provided, that no such repayment shall be required in any Disposition so long as the aggregate Net Proceeds from such Disposition together with the Net Proceeds from all other Dispositions made during such fiscal year are less than $50,000 in the aggregate; and


          (d) subleases of real property and equipment in the ordinary course of business to independent eye care professionals.

Section 8.03   Consolidations and Mergers.

     The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Restricted Subsidiaries, provided that if any transaction shall be between an Unrestricted Subsidiary and a Restricted Subsidiary, the Restricted Subsidiary shall be the continuing or surviving corporation, and any Unrestricted Subsidiary may merge with another Unrestricted Subsidiary; and

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or a Restricted Subsidiary, and any Unrestricted Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Unrestricted Subsidiary.

Section 8.04   Loans and Investments.

     The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

          (a) Investments held by the Company or any Subsidiary in the form of cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) Investments by the Company in any of its Restricted Subsidiaries or by any of its Restricted Subsidiaries in another of its Restricted Subsidiaries;

          (d) Investments incurred in order to consummate Acquisitions; provided that (i) the Majority Banks consent to such Acquisitions in writing, (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the Documentation Agent shall have received such additional collateral documentation required by the Agents, in form and substance satisfactory to the Agents;

          (e) Investments incurred in order to consummate the Acquisition of the assets of Rx Optical, Inc., which operates retail vision centers in stores owned by Meijers, Inc., so long as such Investments do not exceed $ 800,000 in the aggregate;

          (f) Investments made on or after the Closing Date by the Company or any Restricted Subsidiary in Unrestricted Subsidiaries not to exceed $2,000,000 in the aggregate;

          (g) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

          (h) Loans to employees of the Company or its Subsidiaries not to exceed $200,000 at any time outstanding; and

          (i) Investments made in New West pursuant to the New West Purchase Documents in an aggregate amount of not more than $69,000,000.

Section 8.05   Limitation on Indebtedness.

     The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

          (c) Intercompany Indebtedness issued to the Company by its Restricted Subsidiaries and, to the extent permitted by Section 8.04(f), intercompany Indebtedness issued to the Company by Unrestricted Subsidiaries provided that, within thirty (30) days after the Closing Date, any and all of such Indebtedness shall be evidenced by a promissory note or notes which shall be assigned and delivered to the Administrative Agent for the benefit of the Banks pursuant to the Security Agreement;

          (d) Indebtedness existing on the Closing Date and set forth in Schedule 8.05;

          (e)  Indebtedness in an aggregate amount not to exceed
$2,000,000 at any time secured by Liens otherwise permitted by subsection 8.01(i), (j), (k) and (m); and

          (f) Any extension, renewal or refinancing of any of the foregoing Indebtedness so long as the principal amount thereof is not increased as a result thereof and the terms thereof are no more adverse to the Company and its Subsidiaries or the Banks than the Indebtedness so extended, renewed or refinanced.

Section 8.06   Transactions with Affiliates.

     The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

Section 8.07   Use of Proceeds.

     The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock,
(ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or
(iv) to acquire any security in any transaction that is subject to
Section 13 or 14 of the Exchange Act, except in compliance with such Sections.

Section 8.08   Contingent Obligations.

     The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b)  Permitted Swap Obligations;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.08; and

          (d) Contingent Obligations with respect to Surety Instruments incurred to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements, in each case incurred in the ordinary course of business and securing obligations not constituting Indebtedness; and

          (e) Contingent Obligations with respect to Surety Instruments incurred in respect of trade letters of credit, standby letters of credit or performance, surety or appeal bonds, in each case incurred in the ordinary course of business and securing obligations not constituting Indebtedness and not exceeding at any time $250,000 in the aggregate in respect of the Company and its Subsidiaries together.

Section 8.09   Joint Ventures.

     The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, except that the Company

and its Subsidiaries may enter into alliances with other retailers or managed care companies to solicit and perform managed care contracts which agreements must be reasonably acceptable to the Majority Banks.

Section 8.10   Restricted Payments.

     The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (all such dividends, distributions, purchases, redemptions or acquisitions are herein referred to as "Restricted Payments"); except that the Company and any Restricted Subsidiary may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock;

          (b) make repurchases of the common stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives or successors upon the death, disability or termination of employment of such employees in an aggregate amount not to exceed $500,000 in any calendar year as long as no Default or Event of Default shall have occurred and be continuing or result therefrom; and

          (c) make repurchases of the common stock of the Company pursuant to the terms of the Put Option Agreement, dated October 1, 1997, by and between the Company and Myrel Neumann, O.D., as such agreement is in effect in all material respects on the Closing Date, as long as no Default or Event of Default shall have occurred and be continuing or result therefrom, in amounts not to exceed $700,000 during the period from January 1, 1999 until February 1, 1999, or to the extent the put rights thereunder have not been exercised by Myrel Neumann in the prior period, $900,000 during the period from January 1, 2000 until February 1, 2000.

Section 8.11   ERISA.

     The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in liability by the Company in an aggregate amount in excess of $500,000.

Section 8.12   Change in Business.

     The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business which is not reasonably related or complimentary to those lines of business carried on by the Company and its Subsidiaries on the date hereof.

Section 8.13   Accounting Changes.

     The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or

reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

Section 8.14.  Financial Covenants.

     (a) Leverage Ratio. The Company shall not permit as of the last day of the fiscal quarter ending closest to December 31, 1998, and as of the last day of each fiscal quarter thereafter, the ratio of the Company's and its Subsidiaries' (on a consolidated basis) Indebtedness to Adjusted EBITDA for the four fiscal quarters then ending to be greater than the amount set forth in the table below for such period:


              As of the four fiscal quarter       The ratio of Indebtedness
              period ending closest to:           to Adjusted EBITDA
                                                  shall not exceed:
              -------------------------------------------------------------

               December 31, 1998 and each          4.75 to 1.00
               fiscal quarter thereafter until

               December 31,1999 and each           4.25 to 1.00
               fiscal quarter thereafter until

               December 31, 2000 and each          4.00 to 1.00
               fiscal quarter thereafter until

               September 30, 2001                  3.50 to 1.00


     (b) Coverage Ratio. The Company shall not permit as of the last day of the fiscal quarter ending closest to December 31, 1998, and as of the last day of each fiscal quarter thereafter, the ratio of the Company's and its Subsidiaries' (on a consolidated basis) (i) EBIRTDA for the immediately preceding four fiscal quarters to (ii) the sum of
(x) (A) for the December 31, 1998 calculation date, the Interest Expense for the fiscal quarter ending closest to December 31, 1998 times four, (B) for the March 31, 1999 calculation date, the Interest Expense for the two fiscal quarter period ending closest to March 31, 1999 times two, (C) for the June 30, 1999 calculation date, the Interest Expense for the three fiscal quarter period ending closest to June 30, 1999 times four/thirds (4/3), and (D) for the fiscal quarter ended closest to September 30, 1999 calculation date and each calculation date thereafter, the Interest Expense for the four fiscal quarter period ended on such calculation date, plus (y) rent and other occupancy expenses paid on account of all operating leases of any type (including equipment and real estate) and license agreements during the four fiscal quarters ended on such calculation date to be less than 1.25 to 1.00.

     (c) Minimum EBITDA. The Company shall not permit as of the last day of the fiscal quarter ending closest to September 30, 1998, and as of the last day of each fiscal quarter thereafter, the Company's and its Subsidiaries' (on a consolidated basis) EBITDA for the immediately preceding four quarters to be less than the amount set forth in the table below for such period:

             As of the four fiscal quarter       EBITDA shall not be
             period ending closest to:           less than:
             --------------------------------------------------------

             September 30, 1998 and each         $27 Million
             fiscal quarter thereafter until

             December 31, 1999 and each          $35 Million
             fiscal quarter thereafter until

             December 31, 2000 and each          $40 Million
             fiscal quarter thereafter


     (d) Capital Expenditures. The Company shall not, and shall not permit any Restricted Subsidiary to, make capital expenditures in excess of $11,000,000 in the aggregate for the fiscal year ended January 2, 1999 and $12,000,000 in the aggregate for each fiscal year ended thereafter.

Section 8.15.  Amendments.

     The Company shall not, and shall not permit any Subsidiary to, permit or suffer any material amendments, modifications, supplements, or restatements of (a) its certificate of incorporation, by-laws, or other governing documents, as applicable, or (b) in any manner adverse to the Banks, the Senior Notes, the Indenture, any leases referred to in Section 6.23 or any of its other material contracts or any Indebtedness permitted under Section 8.05.

Section 8.16.  Managed Care Contracts.

     Notwithstanding anything herein which may be construed to the contrary, the Company shall not, and shall not permit any Subsidiary to, incur or permit to exist any Deficiency (as defined below) under any managed care contract in excess of $5,000,000 in the aggregate with respect to the Company and its Subsidiaries taken as a whole. For purposes of this Section 8.16, a "Deficiency" shall mean, with respect to a managed care contract, that payments made by the Company or a Subsidiary to healthcare providers are greater than $5,000,000 more than capitation revenues received by the Company or such Subsidiary on a cumulative basis from and after the Closing Date.

Section 8.17   No Other Negative Pledges.

     The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement, the Collateral Documents or the Indenture,
(ii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), and (iii) operating leases of real or personal property entered into by the Company or any of its Subsidiaries as lessee in the ordinary course of business.

                              ARTICLE IX

                          EVENTS OF DEFAULT


Section 9.01   Event of Default.

     Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or of any L/C Obligation; or (ii) within two (2) Business Days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document (other than a Specified Swap Contract); or

          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein (other than in Section 6.21), in any other Loan Document other than a Specified Swap Contract, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of
Section 7.01, 7.02, 7.03 or 7.09 or in Article VIII; or

          (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of ten (10) Business Days after the date upon which a Responsible Officer knew or reasonably should have known of such failure; or

          (e)  Cross-Default.  (i)  The Company or any Subsidiary
(A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including

undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  Change of Control.  There occurs any Change of Control;
or

          (l) Loss of Licenses. Any other Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, provided that such event results in or could reasonably be expected to result in a loss of annual revenue or potential revenue of at least the lesser of (i) $3,000,000 or (ii) one percent (1%) of the gross revenues of the Company (on a consolidated basis with its Subsidiaries) for the most recently ended twelve-month period; or

          (m)  Adverse Change.  There occurs a Material Adverse
Effect; or

          (n)  Collateral.

               (i) any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

               (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

          (o) There shall occur a default or event of default under the Senior Notes;

          (p) James Krause shall cease to be the chairman and chief executive officer of the Company and Barry Feld shall cease to be the chief operating officer of the Borrower and such officer shall not have been replaced by a new officer reasonably acceptable to the Banks within ninety (90) days; or

          (q) The Company or any of its Subsidiaries shall at any time disavow any of its obligations under, or shall assert the invalidity or enforceablity of, any of the Collateral Documents.

Section 9.02   Remedies.

     If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a) declare the commitment of each Bank and Swingline Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;

          (b) declare that the Obligations be Cash Collateralized by an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, the Issuing Bank or any Bank.

Section 9.03   Specified Swap Contract Remedies.

     Notwithstanding any other provision of this Article IX, each Swap Provider shall have the right, with prior notice to the Administrative Agent, but without the approval or consent of the Administrative Agent or the other Banks, with respect to any Specified Swap Contract of such Swap Provider, (a) to declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date, (b) to determine net termination amounts in accordance with the terms of such Specified Swap Contracts and to set-off amounts between Specified Swap Contracts, and (c) to prosecute any legal action against the Company to enforce net amounts owing to such Swap Provider.

Section 9.04   Rights Not Exclusive.

     The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Section 9.05   Application of Payments.

     Subsequent to the acceleration of the Obligations under Section
9.02 hereof, payments and prepayments with respect to the Obligations made to any Agent, the Banks, the Issuing Bank or otherwise received

by any Agent, any Bank, the Issuing Bank (from realization on Collateral or otherwise) shall be distributed in the following order of priority: FIRST, to the costs and expenses (including actual and reasonable attorneys' fees and expenses), if any, incurred by any Agent, any Bank, any Issuing Bank in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any reasonable costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to the Agents, the Banks and the Issuing Bank under this Agreement or any other Loan Document; THIRD, to the payment of interest then due and payable on the Loans; FOURTH, to the extent there are any unreimbursed drawings under any Letter of Credit, to the Issuing Bank in respect of such unreimbursed drawings then outstanding; FIFTH, to the payment of principal then due and payable on the Loans; SIXTH, to any other Obligations not otherwise referred to in this Section 9.03; SEVENTH, to damages incurred by any Agent, the Issuing Bank or any Bank by reason of any breach hereof or of any other Loan Document; and EIGHTH, upon satisfaction in full of all Obligations to the Company or as otherwise required by law.

                               ARTICLE X
                               THE AGENTS


Section 10.01  Appointment and Authorization: Agents.

     (a) Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term "Administrative Agent", "Documentation Agent" and "Agents" in this Agreement with reference to the Administrative Agent, the Documentation Agent or the Agents, as the case may be, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 10.02  Delegation of Duties.

     Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.03  Liability of Agents.

     None of the Administrative Agent-Related Persons nor the Documentation Agent - Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Documentation Agent, as the case may be, under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person nor any Documentation Agent - Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

Section 10.04  Reliance by Agents.

          (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

Section 10.05  Notice of Default.

     Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Banks, unless such Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Each Agent will notify the Banks of its receipt of any such notice. Each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with
Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
Section 10.06  Credit Decision.

     Each Bank acknowledges that none of the Administrative Agent-Related Persons or Documentation Agent - Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person or Documentation Agent-Related Person, as the case may be, to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Administrative Agent-Related Person or Documentation Agent-Related Person, as the case may be, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Administrative Agent-Related Person or Documentation Agent-Related Person, as the case may be, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the any Agent, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent-Related Persons or Documentation Agent-Related Person, as the case may be.

Section 10.07  Indemnification of Agent.

     Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent-Related Persons and the Documentation Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Administrative Agent-Related Persons or Documentation Agent-Related Person, as the case may be, of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent or the Documentation Agent, as the case may be.

Section 10.08  Agents in Individual Capacity.

     Each of First Union and BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though First Union or BofA were not an Agent or, in the case of BofA, the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, First Union or BofA or their respective Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each of First Union and BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent or, in the case of BofA, the Issuing Bank, and the terms "Bank" and "Banks" include each of First Union and BofA in its individual capacity.

Section 10.09  Successor Agents.

     Each Agent may, and at the request of the Majority Banks shall, resign as an Agent upon thirty (30) days' notice to the Banks and the Company. If any Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor Administrative Agent or Documentation Agent, as the case may be, for the Banks. If no successor Administrative Agent or Documentation Agent, as the case may be, is appointed prior to the effective date of the resignation of the Administrative Agent or Documentation Agent, the Administrative Agent or Documentation Agent, as the case may be, may appoint, after consulting with the Banks and the Company, a successor Agent from among the Banks. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Documentation Agent, as the case may be, and the term "Administrative Agent" or "Documentation Agent", as the case may be, shall mean such successor Agent and the Agent's appointment, powers and duties as Administrative Agent or Documentation Agent, as the case may be, shall be terminated. After any retiring Agent's resignation hereunder as Administrative Agent or Documentation Agent, as the case may be, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent or Documentation Agent, as the case may be, by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent or Documentation Agent, as the case may be, hereunder until such time, if any, as the Majority Banks appoint a successor Administrative Agent or Documentation Agent, as the case may be, as provided for above. Notwithstanding the foregoing, however, First Union may not be removed as the Administrative Agent at the request of the Majority Banks unless First Union shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to First Union.

Section 10.10  Withholding Tax.

          (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of


     such Bank during which interest may be paid under this Agreement;
     and
               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

Section 10.11  Collateral Matters.

          (a) Each Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral
(i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document;
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;
(iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in subsection 11.01(f). Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this subsection 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent's rights under this Section 10.11.

          (c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company's obligation to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Bank other than any real property described in the Mortgages.


                              ARTICLE XI

                             MISCELLANEOUS

Section 11.01  Amendments and Waivers.

     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Restricted Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent or Documentation Agent, as the case may be, at the written request of the Majority Banks) and the Company and acknowledged by the Administrative Agent or Documentation Agent, as the case may be, and then any such waiver or

consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Administrative Agent or Documentation Agent, as the case may be, do any of the following:

          (a) increase or extend the Commitment of any Bank or Swingline Commitment of the Swingline Bank (or reinstate any
Commitment terminated pursuant to Section 9.02);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan
Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; or

          (f) discharge any Restricted Subsidiary, or release any portion of the Collateral except as otherwise may be provided in the Collateral Document or except where the consent of the Majority Banks only is specifically provided for or except with respect to Collateral sold in compliance with Section 8.02;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Majority Banks or all of the Banks, as the case may be, affect the rights or duties of the Swingline Bank under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Documentation Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights and duties of the Documentation Agent under this Agreement or any other Loan Document, and (v) the Fee Letters and documents evidencing Specified Swap Contracts may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

Section 11.02  Notices.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile
(i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to any Agent shall not be effective until actually received by such Agent.

          (c) Any agreement of the Agents and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agents and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agents and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agents or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agents and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agents and the Banks of a confirmation which is at variance with the terms understood by the Agents and the Banks to be contained in the telephonic or facsimile notice.

Section 11.03  No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of any Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.04  Costs and Expenses.

     The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agents and each Bank within five (5) Business Days after demand (subject to subsection 5.01(e)) for all actual and reasonable costs and expenses incurred by the Agents and each Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this

Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including actual and reasonable Attorney Costs incurred by the Agents and any Bank with respect thereto; and

          (b)  pay or reimburse the Agents, and each Bank within five
(5) Business Days after demand (subject to subsection 4.01(e)) for all actual and reasonable costs and expenses (including actual and reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

          (c) pay or reimburse the Agents within five (5) Business Days after demand (subject to subsection 5.01(e)) for all reasonable appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by the Agents in connection with the matters referred to under subsections (a) and (b) of this Section.

Section 11.05  Company Indemnification.

          (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Administrative Agent-Related Persons and Documentation Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, Agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including actual and reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and termination of all Specified Swap Contracts and the termination, resignation or replacement of the Administrative Agent or Documentation Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Specified Swap Contracts or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) (i) The Company shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all

liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including actual and reasonable Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property subject to a Mortgage in favor of the Administrative Agent or any Bank; provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to any of the foregoing items to the extent such obligation results from such Indemnified Person's gross negligence or willful misconduct. No action taken by legal counsel chosen by any Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless each Agent and each Bank.

               (ii) In no event shall any site visit, observation, or testing by any Agent or any Bank (or any contractee of any Agent or any Bank) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by any Agent or any Bank. Neither any Agent nor any Bank owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither any Agent nor any Bank shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Agent or any Bank.

          (c) Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within thirty (30) days after demand.

Section 11.06  Marshaling; Payments Set Aside.

     Neither the Agents nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Agents or the Banks, or the Agents or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to any Agent upon demand its pro rata share of any amount so recovered from or repaid by any Agent.
Section 11.07  Successors and Assigns.07     Successors and Assigns.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, the Documentation Agent and each Bank.

Section 11.08  Assignments, Participations, Etc.

          (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $4,000,000; provided, however, that (i) the Company and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit Q ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (C) the assignor Bank or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,000; and (ii) if the assignor Bank or any of its Affiliates is a Swap Provider with respect to any Specified Swap Contract, such Bank shall not assign all of its interest in the Loans and the Commitments to an Assignee unless such Assignee, or an Affiliate of such Assignee, shall also assume all obligations of such assignor Bank or Affiliate with respect to such Specified Swap Contracts, with the consent of the Company. In connection with any assignment by First Union, its Swingline Commitment may be in whole or in part included as part of the assignment transaction, and the Assignment and Acceptance may be appropriately modified to include an assignment and delegation of its Swingline Commitment and any outstanding Swingline Loans.

          (b) From and after the date that the Administrative Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 11.08(a)), the Company shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.
          (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and
(iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder (but no Participant shall be entitled to any greater payment under Section 4.01 or 4.03 than the Bank which sold such Participant its participating interest in the Loans and the Commitments), and shall not have any other rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement
(other than Swingline Loans) and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 11.09  Confidentiality.

     Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by any Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law;
(D) to the extent reasonably required in connection with any litigation or proceeding to which any Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates, provided such Affiliate is bound by the provisions of this
Section 11.09.

Section 11.10  Set-off.

     In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not any Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and each Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.11  Automatic Debits of Fees.

     With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to any Agent under the Loan Documents, the Company hereby irrevocably authorizes First Union to debit any deposit account of the Company with First Union in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in First Union's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

Section 11.12  Notification of Addresses, Lending Offices, Etc.

     Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 11.13  Counterparts.

     This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of a counterpart hereof via facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 11.14  Severability.

     The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 11.15  No Third Parties Benefitted.

     This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agents and the Administrative Agent-Related Persons and the Documentation Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 11.16  Governing Law and Jurisdiction.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA;
PROVIDED THAT THE AGENTS AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF GEORGIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENTS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENTS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY GEORGIA LAW.

          (c) Nothing contained in this Section shall override any contrary provision contained in any Specified Swap Contract.

Section 11.17  Waiver of Jury Trial.

     THE COMPANY, THE BANKS AND THE AGENTS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON OR ANY DOCUMENTATION AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.18  Entire Agreement

     This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Administrative Agent and the Documentation Agent, and supersedes all prior or contemporaneous agreements and understandings of such

Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Atlanta, Georgia by their proper and duly authorized officers as of the day and year first above written.


                              NATIONAL VISION ASSOCIATES, LTD.


                              By:     /s/ Mitchell Goodman
                              Title:  Senior Vice President



                              BANK OF AMERICA, FSB, as Documentation
                              Agent and a Bank


                              By:   /s/ Howard Kim
                              Title:  VP



                              FIRST UNION NATIONAL BANK, as
                              Administrative Agent, Issuing Bank,
                              Swingline Bank and a Bank

                              By:  /s/ William A. Luther
                              Title:  SVP

SCHEDULES

Schedule C-1     Commitments
Schedule 6.05    Litigation
Schedule 6.11    Permitted Liabilities
Schedule 6.12    Environmental Matters
Schedule 6.17    Subsidiaries and Minority Interests
Schedule 6.18    Insurance Matters
Schedule 6.26    Material Contracts
Schedule 7.14    Deposit and Investment Accounts
Schedule 8.01    Permitted Liens
Schedule 8.05    Permitted Indebtedness
Schedule 8.08    Contingent Obligations
Schedule 11.02   Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A    Form of Assignment of Notes
Exhibit B    Form of Borrowing Base Certificate
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Promissory Note
Exhibit E    Form of Notice of Borrowing
Exhibit F    Form of Notice of Conversion/Continuation
Exhibit G    Form of Pledge Agreement
Exhibit H    Form of Security Agreement
Exhibit I    Form of Subsidiary Guaranty
Exhibit J    Form of Subsidiary Pledge Agreement
Exhibit K    Form of Subsidiary Security Agreement
Exhibit L    Form of Landlord's Consent
Exhibit M    Form of Credit Card Agreement
Exhibit N    Form of Wal-Mart Lease
Exhibit O    Form of Sam's Wholesale Club Lease
Exhibit P    Form of Lease Agreement with Fred Meyer, Inc.
Exhibit Q    Form of Assignment and Acceptance